Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

June 28, 2021

by and among

URBAN-GRO ARCHITECT HOLDINGS, LLC,

AS THE BUYER

and

URBAN-GRO, INC,

AS THE PARENT

and

THE 2WRCO SHAREHOLDERS,

THE 2WRGA SHAREHOLDERS,

THE MJ12 SHAREHOLDERS, and

THE 2WRMS Shareholders

as the sellers

and

SAM ANDRAS

as the seller REPRESENTATIVE

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into this 28th day of June, 2021 by and among urban-gro Architect Holdings, LLC, a Delaware limited liability company (the “Buyer”), urban-gro, Inc., a Delaware corporation (“Parent”), the 2WRGA Shareholders, the 2WRCO Shareholders, the MJ12 Shareholders, the 2WRMS Shareholders (collectively, the “Sellers” and each a “Seller”), and Sam Andras, an individual (the “Seller Representative”, sometimes referred to herein collectively with the Sellers and the Buyer as the “Parties,” and each, a “Party”).

Recitals:

A.       2WR of Colorado, Inc., a Colorado corporation (“2WRCO”), 2WR of Georgia, Inc., a Georgia corporation (“2WRGA”), MJ12 Design Studio, Inc., a Colorado corporation (“MJ12”) and 2WR of Mississippi, P.C., a Mississippi professional corporation (“2WRMS” and together with 2WRGA, 2WRCO and MJ12, the “Companies” and each individually, a “Company”) are currently engaged in the Business;

B.       Sam Andras, Scott Allen, Michael Starr, Sandra Schaaf, Emily Flournoy and Sara Flora (collectively, the “2WRGA Shareholders”) are the holders of 100% of the capital stock of 2WRGA (collectively, the “2WRGA Shares”), which are the only issued and outstanding capital stock of 2WRGA;

C.       Sam Andras, Scott Allen, Michael Starr, and Geoff McKinney (collectively, the “2WRCO Shareholders”) are the holders of 100% of the capital stock of 2WRCO (collectively, the “2WRCO Shares”), which are the only issued and outstanding capital stock of 2WRCO;

D.       Sam Andras, Scott Allen, Michael Starr and Geoff McKinney (the “MJ12 Shareholders”) are the holders of 100% of the capital stock of MJ12 (collectively, the “MJ12 Shares” and together with the 2WRGA Shares and the 2WRCO Shares, the “Purchased Shares”), which are the only issued and outstanding capital stock of MJ12;

E.       Sam Andras, Scott Allen, Michael Starr and Geoff McKinney (the “2WRMS Shareholders”) are the holders of 100% of the capital stock of 2WRMS (collectively, the “2WRMS Shares”), which are the only issued and outstanding capital stock of 2WRMS;

F.       The Sellers wish to sell the Purchased Shares to the Buyer, and the Buyer wishes to purchase the Purchased Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement;

G.       In connection with the acquisition of the Purchased Shares, the Buyer desires to affiliate with 2WRMS, and the Sellers desire to effect such affiliation in accordance with the terms set forth herein; and

H.       The Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article I:
DEFINITIONS

1.1       Definitions. Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them in Exhibit A to this Agreement.

Article II:
PURCHASE AND SALE

2.1       The Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer hereby agrees to purchase from the Sellers all of the Purchased Shares and the Sellers hereby agree to sell to the Buyer all of the Purchased Shares, free and clear of any and all Liens, for the Purchase Price. At the Closing, an amount equal to $7,100,000, as adjusted pursuant to Section 2.2(a) hereof, (the “Initial Purchase Price”), will be paid as follows:

(a)       The Buyer shall pay, to the accounts designated in writing by those Persons entitled to repayment of the Funded Indebtedness (other than the Assumed Indebtedness) as set forth on a memorandum of funds flow detailing the payments to be made to the Parties, or to third parties on behalf of the Parties in connection herewith (the “Flow of Funds Memorandum”), by wire transfer of immediately available funds, an amount equal to the Companies’ Funded Indebtedness owing to such Persons, which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Companies to such Persons.

(b)       The Buyer shall pay, to the accounts designated in writing by those Persons entitled to payment of the Transaction Fees as set forth on the Flow of Funds Memorandum, by wire transfer of immediately available funds, an amount equal to the Transaction Fees owing to such Persons, which payments shall be sufficient to satisfy any and all obligations of the Companies to such Persons.

(c)       Parent shall pay $2,000,000 of the Initial Purchase Price on behalf of the Buyer through the issuance of such number of unregistered shares (the “Closing Payment Shares”) of its common stock, par value $0.001 (“Parent Common Stock”) determined by dividing $2,000,000 by the daily volume weighted average closing price (the “Transaction Share Price”), based on a trading day from 9:30 a.m. to 4:00 p.m., Eastern time and as reported by Bloomberg Financial LP, of the Parent Common Stock on the Exchange for a period consisting of ten (10) consecutive trading days ending on the Business Day prior to the Closing Date. The number of Closing Payment Shares shall be rounded to the nearest whole number. The Closing Payment Shares shall be issued in accordance with the rules of the Exchange and as follows:

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(i)       Closing Payment Shares (the “Escrowed Shares”) having a value equal to $750,000, as determined using the Transaction Share Price determined for the Closing, shall be delivered to the Escrow Agent pursuant to the terms and conditions of Section 2.6 to secure the Sellers’ indemnification obligations. The number of Escrowed Shares shall be rounded to the nearest whole number.

(ii)       The remainder of the Closing Payment Shares shall be delivered to the Sellers on the Closing Date based upon the allocation set forth on Schedule 2.1(c)(ii) (the “Sellers Allocation Schedule”).

(d)       For each outstanding Company PPP Loan, the Buyer shall deposit the principal amount outstanding plus accrued interest by wire transfer of immediately available funds, into an escrow account established with the lender (each, a “PPP Lender”), pursuant to an escrow agreement with the applicable PPP Lender in form and substance reasonably acceptable to the Buyer and the Seller Representative (a “PPP Escrow Agreement”).

(e)       The Buyer shall pay to each Seller, by wire transfer of immediately available funds to those accounts designated by each Seller prior to Closing, such Seller’s portion of the balance of the Initial Purchase Price (in such amounts as provided in the Flow of Funds Memorandum) after making the payments, issuances and deposits set forth in accordance with Sections 2.1(a)-(d).

2.2       Purchase Price Adjustment.

(a)       Interim Working Capital. The Parties acknowledge and agree that the total aggregate Purchase Price to be paid by the Buyer hereunder is based on the assumptions that (x) the Companies’ Working Capital as of the Closing shall be equal to $650,000 (the “Working Capital Target”) and (y) the Companies’ Cash as of the Closing shall be equal to at least $300,000 (the “Minimum Closing Cash”). Three (3) Business Days prior to the Closing Date, the Sellers shall provide a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of (i) the Companies’ Working Capital as of the Closing Date (the “Estimated Working Capital”), (ii) the Companies’ Cash as of the Closing Date (the “Estimated Closing Cash”) and (iii) the Companies’ Assumed Indebtedness as of the Closing Date (the “Estimated Assumed Indebtedness”). To the extent the Estimated Working Capital exceeds the Working Capital Target, the Initial Purchase Price payable by the Buyer at Closing shall be increased by the amount of such excess. To the extent the Working Capital Target exceeds the Estimated Working Capital, the Initial Purchase Price payable by the Buyer at Closing shall be decreased by the amount of such excess. To the extent the Minimum Closing Cash exceeds the Estimated Closing Cash, the Initial Purchase Price payable by the Buyer at Closing shall be decreased by the amount of such excess. The Initial Purchase Price payable by the Buyer at Closing shall be decreased by the amount of the Estimated Assumed Indebtedness. The Estimated Working Capital shall be determined using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the sample calculation of Working Capital set forth on Schedule 2.2(a) (the “Sample Working Capital Calculation”).

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(b)       Baseline Closing Statement. Within sixty (60) calendar days after the Closing Date, the Buyer shall deliver to the Seller Representative a statement (the “Baseline Closing Statement”) setting forth the Companies’ (i) consolidated balance sheet as of the Closing, (ii) Working Capital as of the Closing, (iii) Cash as of the Closing, (iv) Assumed Indebtedness as of the Closing and (v) the resulting calculation of the final Purchase Price. Without limiting the foregoing, the Baseline Closing Statement shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Sample Working Capital Calculation.

(c)       Review and Dispute of Baseline Closing Statement. The Seller Representative shall have thirty (30) days after the Buyer’s delivery to the Seller Representative of the Baseline Closing Statement to deliver written notice to the Buyer (the “Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Baseline Closing Statement. Unless the Seller Representative shall have delivered a Dispute Notice during the required thirty (30) day period, the Baseline Closing Statement delivered by the Buyer shall be final and binding upon the Parties. If the Seller Representative timely delivers a Dispute Notice to the Buyer, the Parties shall negotiate in good faith and use their respective commercially reasonable efforts to resolve the differences concerning any items of disagreement and any items agreed upon shall be final and binding upon the Parties. If any such items remain unresolved for a period of fifteen (15) days after the Buyer’s receipt of the Dispute Notice (unless such time frame is mutually extended by the Parties), the Buyer and the Seller Representative shall submit the disputed items for final and binding resolution by an independent certified public accountant (the “Accounting Firm”) selected by the mutual agreement of the Buyer and the Seller Representative. If the Buyer and the Seller Representative cannot agree on the Accounting Firm after ten (10) days of discussion, the Buyer and the Seller Representative shall each select a certified public accountant (each an “Accountant Representative”) and the Accountant Representatives shall select the Accounting Firm by mutual agreement. The Buyer and the Seller Representative shall each be solely responsible for all costs and fees relating to their Accountant Representative. The Accounting Firm will only consider those items and amounts set forth in the Baseline Closing Statement as to which the Buyer and the Seller Representative have disagreed on the terms specified above and not resolved during the fifteen (15) day period (or longer, if mutually extended) described above and must resolve the disputes using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Sample Working Capital Calculation. The Buyer and the Seller Representative shall request that the Accounting Firm render a determination as to any disputed items within twenty (20) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm shall make its determination based exclusively on presentations and supporting material provided by the Parties and not pursuant to any independent review and such determination as to any disputed items shall be made by the Accounting Firm within the dollar ranges set forth in the version of the Baseline Closing Statement delivered by the Buyer and the Dispute Notice delivered by the Seller Representative. The Accounting Firm shall deliver a version of the Baseline Closing Statement incorporating its determinations to the Parties, which shall be final and binding upon the Parties. The fees, costs and expenses of the Accounting Firm shall be allocated to and paid by the Buyer and the Sellers based upon the percentage which the portion of the contested amounts not awarded to the Sellers bears to the amounts actually contested by the Seller Representative, as determined by the Accounting Firm. Other than such fees, costs and expenses of the Accounting Firm, the Parties shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 2.2(c). Any final closing statement determined in accordance with this Section 2.2(c) is referred to herein as the “Definitive Closing Statement.”

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(d)       Purchase Price Adjustment. Following the final determination of the Definitive Closing Statement in accordance with Section 2.2(c): (i) if the final Purchase Price as set forth on the Definitive Closing Statement (the “Final Purchase Price”) exceeds the Initial Purchase Price, the Buyer shall pay to the Sellers the amount by which the Final Purchase Price exceeds the Initial Purchase Price; (ii) if the Initial Purchase Price exceeds the Final Purchase Price (the “Excess Payment”) the Sellers shall pay to the Buyer an amount equal to the Excess Payment the (“Excess Amount”) pursuant to the terms of Section 2.2(e). Any payments required to be paid by the Buyer by this Section 2.2(d) shall be paid within five (5) Business Days of the relevant determination. For the avoidance of doubt, the Parties agree and acknowledge that any Purchase Price adjustment will not preclude any Buyer Indemnified Party from recovering any indemnifiable Losses in accordance with Article VIII.

(e)       Set-off Against Earnout. In the event of an Excess Payment, an amount equal to 12.5% of the Excess Amount shall be withheld and set off by the Buyer against each of the Earnout Payments payable to the Sellers until the Excess Amount has been paid in full.

2.3       The Closing.

(a)       Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of documents, and shall be held no later than three (3) Business Days after the last of the conditions to Closing set forth in Article X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller Representative and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being “Closing Date”). The Closing shall be deemed to be effective as of 12:01 AM Eastern Time on the Closing Date.

(b)       At the Closing, simultaneously with the actions set forth in Sections 2.1 and 2.4, the Sellers will assign and transfer to the Buyer all of the Sellers’ right, title and interest in and to the Purchased Shares.

2.4       Closing Deliveries.

(a)       At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(i)       stock certificates representing the Purchased Shares, accompanied by stock powers for the Purchased Shares, duly executed by the applicable Seller;

(ii)       payoff letters, in form and substance reasonably satisfactory to the Buyer, as to the full payment of all Funded Indebtedness (other than the Assumed Indebtedness), and the release of the Companies from further Liability related thereto and the release of any Liens related thereto, each effective upon payment pursuant to Section 2.1(b) of the applicable Funded Indebtedness specified on the Flow of Funds Memorandum;

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(iii)       an appropriate receipt and release in a form and substance acceptable to the Buyer from each Person entitled to Transaction Fees, acknowledging that such Person has received all amounts due such Person from the Companies, and releasing the Companies from any further Liability with respect thereto, each effective upon payment pursuant to Section 2.1(c) of the applicable Transaction Fees specified on the Flow of Funds Memorandum;

(iv)       an employment agreement with each of the Key Employees, duly executed by the applicable Key Employee, in form and substance reasonably satisfactory to the Buyer (the “Employment Agreements”);

(v)       a management and administrative services agreement by and among the Buyer, 2WRMS and the 2WRMS Shareholders, duly executed by 2WRMS and the 2WRMS Shareholders in form and substance reasonably satisfactory to the Buyer (the “Management Services Agreement”);

(vi)       a share transfer agreement in form and substance reasonably satisfactory to the Buyer, duly executed by each of the 2WRMS Shareholders (the “Share Transfer Agreement”);

(vii)       an asset transfer agreement by and among the Buyer and the Companies, duly executed by each of the Companies in form and substance reasonably satisfactory to the Buyer (the “Asset Transfer Agreement”) to transfer certain assets and liabilities between the Buyer and the Companies as set forth therein;

(viii)       an escrow agreement in form and substance reasonably satisfactory to the Buyer, duly executed by the Shareholder Representative (the “Escrow Agreement”);

(ix)       written resignations of all members of each Company’s board of directors and officers;

(x)       a good standing certificate for each Company from the state of its organization and the Secretary of State in each other jurisdiction in which such Company is required to qualify to do business as a foreign corporation, in each case dated as of a date as near as reasonably practicable to the Closing Date;

(xi)       the written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by any Person in order to consummate the transactions contemplated by the Transaction Documents, including those consents, approvals, waivers, notices or similar authorizations set forth on Schedule 2.4(a)(x), in form and substance reasonably acceptable to the Buyer;

(xii)       evidence satisfactory to the Buyer that the Companies 401(k) Plan and the other Employee Benefits Plan have been terminated;

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(xiii)       evidence satisfactory to the Buyer of payment in full of all Transaction Fees effective as of the Closing;

(xiv)       an investment questionnaire from each Seller in form and substance satisfactory to the Buyer;

(xv)       an agreement, in form and substance reasonably satisfactory to the Buyer, terminating the Wenzel Phantom Share Agreement, duly executed by 2WRCO and Darcey Faye Wenzel (the “Wenzel Phantom Share Termination Agreement”);

(xvi)       for each outstanding Company PPP Loan at signing, either (i) a PPP Escrow Agreement, duly executed by the Seller Representative, the applicable PPP Lender and the applicable Company, along with evidence reasonably satisfactory to the Buyer that a loan forgiveness application has been submitted to the PPP Lender for such Company PPP Loan or (ii) evidence reasonably satisfactory to the Buyer that each of the loan forgiveness applications for Company PPP Loans outstanding at signing has been forgiven by the U.S. Small Business Administration;

(xvii)       no less than three (3) Business Days prior to the Closing Date, Schedule A setting forth the Companies’ Funded Indebtedness included in Assumed Indebtedness as of the Closing Date;

(xviii)       no less than three (3) Business Days prior to the Closing Date, the Estimated Closing Statement, including (A) the Estimated Working Capital, (B) the Estimated Closing Cash and (C) the Estimated Assumed Indebtedness; and

(xix)       such other documents or instruments in form and substance reasonably acceptable to the Buyer as the Buyer may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

(b)       At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers:

(i)       the cash balance of the Initial Purchase Price;

(ii)       the Closing Payment Shares (less the Escrowed Shares);

(iii)       evidence reasonably satisfactory to the Sellers that the Buyer has made the payments required by Section 2.1;

(iv)       each of the Employment Agreements, duly executed by an authorized officer of the Buyer;

(v)       the Management Services Agreement, duly executed by the Buyer;

(vi)       the Share Transfer Agreement, duly executed by the Buyer;

(vii)       the Asset Transfer Agreement, duly executed by the Buyer; and

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(viii)       the Escrow Agreement, duly executed by the Buyer.

(c)       At the Closing, the Buyer shall also deliver, or cause to be delivered, the Escrowed Shares to the Escrow Agent.

2.5       Earnout.

(a)       Definitions.

(i)       As used herein, the term “Calculation Period” means each quarter of the Earnout Period.

(ii)       As used, the term “Change of Control” means any of the following events: (A) substantially all of the assets of the Buyer or the Transferred Entities are sold to one (1) or more Persons who were not affiliated with the Buyer or Parent immediately before such sale; (B) fifty percent (50%) or more of the capital stock having voting rights in the Buyer are sold to or exchanged with one or more Persons who were not shareholders or Affiliates of the Buyer, respectively, immediately before such sale, in a transaction or series of related transactions that results in the fifty percent (50%) or more threshold being crossed; (C) fifty percent (50%) or more of the capital stock having voting rights in each of the Transferred Entities are, in a transaction or series of related transactions that results in the fifty percent (50%) or more threshold being crossed, sold to or exchanged with one or more Persons who were not shareholders or Affiliates of the Buyer, respectively, immediately before such sale, such that the majority of the voting rights of each of the Transferred Entities are held by one or more Persons who were not shareholders or Affiliates in the Buyer immediately before such sales, and (D) the Buyer is merged with or converted into another Person and 50% or more of the voting or management rights in the surviving or converted Person are held by one or more Persons who were not shareholders or Affiliates in the Buyer immediately before such merger.

(iii)       As used herein, the term “Earnout Period” means the period consisting of the first eight (8) full quarters of the Companies following the Closing Date.

(iv)       As used herein, the term “Quarterly Gross Profit” means an amount equal to (A) the revenue of the Companies on a consolidated basis minus (B) the direct costs of such revenue including, but not limited to, the appropriate allocation of the cost of operational staff compensation as reasonably determined by the Buyer, consistent with the Companies’ historical practices and determined in accordance with GAAP.

(b)       Earnout Payment. As additional consideration for the Purchased Shares, the Buyer shall pay to the Sellers in accordance with respect to each Calculation Period within the Earnout Period an amount, if any, (each, an “Earnout Payment”) equal to twenty percent (20%) of the Companies’ Quarterly Gross Profit for such Calculation Period after the end of each such Calculation Period; provided, however, that in no event shall the Buyer be obligated to pay the Sellers more than $2,000,000 in the aggregate for all Calculation Periods during the Earnout Period.

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(c)       Procedures Applicable to Determination of the Earnout Payments.

(i)       On or before the date which is forty-five (45) days after the last day of each Calculation Period, the Buyer shall prepare and deliver to the Seller Representative a written statement (in each case, an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of Quarterly Gross Profit for the applicable Calculation Period and its calculation of the resulting Earnout Payment (in each case, an “Earnout Calculation”).

(ii)       Seller Representative shall have thirty (30) days after receipt of the Earnout Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. During the Review Period, Seller Representative and its accountants shall have the right to inspect the Companies’ books and records during normal business hours at the Companies’ offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Companies’ Quarterly Gross Profit and the resulting Earnout Payment and, upon reasonable request, Buyer shall provide access to a data room hosting electronic copies of such relevant records to the Seller Representative and its accountants request. The Companies shall promptly furnish to the Seller Representative and its accountant any information reasonably requested by them regarding the Companies’ revenues, costs and expenses. Prior to the expiration of the Review Period, which Review Period shall be automatically extended for an additional ten (10) days upon the delivery of written notice from Seller Representative to Buyer prior to the expiration of the Review Period, Seller Representative may object to the Earnout Calculation set forth in the Earnout Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to the Buyer. Any Earnout Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by Seller Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller Representative fails to deliver an Earnout Calculation Objection Notice to the Buyer prior to the expiration of the Review Period, as may be extended as set forth herein, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the Parties hereto.

(iii)       If Seller Representative timely delivers an Earnout Calculation Objection Notice, the Buyer and Seller Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Companies’ Quarterly Gross Profit and the Earnout Payment for the applicable Calculation Period. If the Buyer and Seller Representative are unable to reach agreement within thirty (30) days after such an Earnout Calculation Objection Notice has been given, any unresolved disputes shall be promptly submitted for final and binding resolution by the Accounting Firm. The Buyer and the Seller Representative shall request that the Accounting Firm render a determination as to any disputed described in the Earnout Calculation Objection Notice that remain within twenty (20) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm shall make its determination based exclusively on presentations and supporting material provided by the Parties and not pursuant to any independent review and such determination as to any disputed items shall be made by the Accounting Firm within the dollar ranges set forth by the parties. The Accounting Firm shall deliver a version of the Earnout Calculation Statement incorporating its determinations to the Parties, which shall be final and binding upon the Parties. The fees and expenses of the Accounting Firm in resolving all such disputed items shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer.

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(d)       Independence of Earnout Payments. The Buyer’s obligation to pay each of the Earnout Payments to the Sellers in accordance with Section 2.5(a) is an independent obligation of the Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment and the obligation to pay an Earnout Payment to the Sellers shall not obligate the Buyer to pay any preceding or subsequent Earnout Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earnout Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the second Calculation Period are satisfied, then the Buyer would be obligated to pay such Earnout Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earnout Payment for the first Calculation Period.

(e)       Timing of Payment of Earnout Payments. Subject to Section 2.5(g), any Earnout Payment that the Buyer is required to pay pursuant to Section 2.5(a) hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of the Companies’ Quarterly Gross Profit for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.5(b) (including any final resolution of any dispute raised by Seller Representative in an Earnout Calculation Objection Notice). Each Earnout Payment shall be delivered to the Sellers based upon the allocation set forth on the Sellers Allocation Schedule. The Buyer shall have the option, in its sole discretion, to pay each of the Earnout Payments in cash or through the issuance of shares of Parent Common Stock (such shares, the “Earnout Shares” and together with the Closing Payment Shares, the “Parent Shares”). The number of Earnout Shares to be issued for any Calculation Period shall be determined by dividing the amount of the Earnout Payment for such Calculation Period to be paid in Earnout Shares by the Transaction Share Price determined for the period consisting of the ten (10) consecutive trading days ending on the Business Day prior to the date of payment. Any cash payments shall be made by wire of immediately available funds to the accounts set forth on the Flow of Funds Memorandum or to such accounts of the Sellers as are designated in writing by the applicable Seller pursuant to Section 12.1. Any portion of the Earnout Payment paid to the Sellers pursuant to this Section 2.5 shall be treated as additional Purchase Price.

(f)       Right of Set Off. The Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.5 against any amount owed to the Buyer by the Sellers or the Companies pursuant to the terms hereof, provided that the amount of such set off has been determined pursuant to a final judgment or mutual agreement of the Parties.

(g)       No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or any of the Companies, (ii) no Seller shall have any rights as a securityholder of the Buyer or any of the Companies as a result of such Seller’s contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment.

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(h)       Operation of the Companies. The Sellers agree and acknowledge that, except as expressly provided to the contrary in this Section 2.5, (i) during the term of the Earnout Period, the Buyer has the right to operate the Companies (and all other components of the Buyer’s business) in any way that the Buyer deems appropriate in the Buyer’s sole discretion, including making changes based upon market conditions, the requirements of its lenders, or other circumstances, even if such operations or changes may have an adverse effect on the Quarterly Gross Profit of the Companies; (ii) the Buyer has no obligation to operate the Companies (or any other component of the Buyer’s business) in a manner designed to achieve any specific level of Quarterly Gross Profit; (iii) the Buyer is not obligated to operate the Companies in a manner consistent with the manner the Sellers operated the Companies prior to the Closing Date; (iv) neither the Buyer nor any of its Affiliates makes any representations, warranties or covenants to the Sellers as to the amount or type of funding which may be provided to the Companies; (v) the potential Earnout Payment is speculative in nature and subject to numerous factors outside the Buyer’s control; (vi) the Buyer owes no fiduciary duty to the Sellers; and (vii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship; provided that, during the Earnout Period, the Buyer shall (except with the prior written consent of the Seller Representative which may only be withheld to protect the legitimate interests of the Sellers):

(i)       Act in good faith, and shall not knowingly take, and shall cause the Companies not to knowingly take, any action with respect to the business, operations or affairs of the Companies with the sole intent or purpose of reducing the Quarterly Gross Profit of the Companies;

(ii)       Use commercially reasonable efforts to devote sufficient resources to the Companies to allow them to operate in a manner materially consistent with Sellers’ Ordinary Course of Business prior to the Closing;

(iii)       Calculate, and cause the Companies to calculate, the Quarterly Gross Profit in accordance with GAAP; and

(iv)       Use commercially reasonable efforts to provide the Companies with adequate working capital to fund the operations of the Business reasonably consistent with past practices and commercially reasonable business practices.

(i)       Earnout Payment Upon a Change of Control.

(i)       Notwithstanding the foregoing and anything in this Agreement to the contrary, if a Change of Control occurs during the Earnout Period, no later than ninety (90) days after the date of such Change of Control, the Buyer shall pay to the Sellers, in full satisfaction of the Buyer and Parent’s obligations pursuant to this Section 2.5, an amount equal to Two Million Dollars ($2,000,000) less the value of any Earnout Payments actually paid to the Sellers prior to the date of such payment. Such payment may be made in cash or through the issuance of Earnout Shares pursuant to the terms of this Section 2.5. Parent shall be jointly and severally liable with the Buyer for any such payment owed pursuant to this Section 2.5(i)(i).

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(ii)       Nothing herein shall limit or otherwise affect the Buyer, Parent or any of its Affiliate’s ability to effect a Change of Control or to sell or transfer all or any portion of the assets or business of the Companies or all or any portion of the assets or capital stock of the Buyer, Parent or any of its Affiliates (whether by sale of stock, merger, consolidation, reorganization or otherwise).

2.6       Escrowed Shares.

(a)       At Closing, the Buyer shall issue and deliver to the Escrow Agent the Escrowed Shares. For a period of twelve (12) months after the Closing Date, the Escrow Agent shall hold the Escrowed Shares in escrow pursuant to the terms of the Escrow Agreement. On the first (1st) anniversary of the Closing Date, the Escrow Agent shall release the Escrowed Shares in the manner described in the Escrow Agreement.

(b)       For so long as any Escrowed Shares remain subject to escrow pursuant to the Escrow Agreement, each Seller hereby grants to and appoints the Chief Financial Officer of the Buyer, solely in his capacity as an officer of the Buyer, and any individual who shall hereafter succeed to such office of the Buyer, and any other designee of the Buyer in its sole discretion (in each case, the “Attorney-in-Fact”), each of them individually, as such Seller’s proxy and Attorney-in-Fact (with full power of substitution) to vote (in person or by attorney or proxy) or act by written consent with respect to the Escrowed Shares on every matter for which a vote of the Buyer’s shareholders is taken, whether by meeting, written consent or otherwise. Each Seller will deliver or cause to be delivered to the Attorney-in-Fact, at the request of the Buyer, duly executed by such Seller, all proxies from time to time necessary or appropriate to so enable the Attorney-in-Fact to vote such Escrowed Shares. Each Seller shall promptly deliver or cause to be delivered to the Attorney-in-Fact, at the request of the Buyer, such further proxies, powers of attorney and other instruments and documents as may be necessary in the opinion of the Buyer to give effect to the rights granted hereunder. This proxy is coupled with an interest, shall be irrevocable in respect of a Seller until such time as all of such Seller’s Escrowed Shares have been released from escrow pursuant to Section 2.6(b), shall, to the fullest extent permitted by applicable Law, continue despite the mental incompetence or other legal incapacity or termination of the existence of the Seller, shall survive the death or disability of the Seller, and shall bind the respective heirs, executors, administrators, other legal representatives and permitted assigns of the Seller. Each Seller hereby revokes any proxy previously granted by such Seller with respect to the Escrowed Shares. If a Seller fails to so execute and deliver any such forms of proxy and/or other documents, then the Attorney-in-Fact be and is hereby irrevocably nominated, constituted and appointed the attorney of such Seller to execute and deliver on account of the Seller such forms of proxy and/or other documents that may be required, from time to time, to enable the Attorney-in-Fact to vote the Seller’s Escrowed Shares.

(c)       The Attorney-in-Fact shall act only in accordance with the instructions of the board of directors of the Buyer, in the board of directors’ sole and absolute discretion without reference to any other parties (and based on their sole determination of what would be in the best interests of the Buyer), and if no such instructions are received by the Attorney-in-Fact with respect to any particular matter in respect of which the vote or consent of the shareholders of the Buyer is requested, the Escrowed Shares that are, at such time, subject to this Agreement shall not be voted nor shall any written consent or resolution be signed by the Attorney-in-Fact in respect thereof.

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(d)       The Attorney-in-Fact shall exercise its rights and duties hereunder in good faith, but: (i) shall incur no Liability except for its fraud or willful misconduct; (ii) may rely on all documents and notices delivered to it in connection with its appointment as Attorney-in-Fact; and (iii) may act on the advice of any qualified expert (including the Buyer’s legal counsel and auditor) and shall be fully justified in acting (or declining to act) in accordance with such advice, and the Attorney-in-Fact shall not be responsible, save as aforesaid, for any loss, destruction, depreciation, damage or other consequence occasioned by its acting (or declining to act) in accordance with any such advice. The Attorney-in-Fact shall not be personally liable or responsible for the payment of the fees of any such expert or for other costs or expenses in case of any litigation arising under or in connection with its appointment as Attorney-in-Fact or the exercise of its powers in such role. Each Seller hereby releases the Attorney-in-Fact and the Buyer from any and all Losses, whether arising, directly or indirectly, by way of statute, contract, tort or otherwise in connection with its appointment as Attorney-in-Fact for anything whatsoever, other than as a result of the fraud or willful misconduct of the Attorney-in-Fact.

Article III:
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

The Sellers hereby jointly and severally represent and warrant to the Buyer as of the Closing Date, as follows:

3.1       Existence; Good Standing. Each of the Companies is a corporation duly formed, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to own and operate its properties and to conduct its Business, as now conducted. Schedule 3.1 sets forth each Company’s jurisdiction of organization, the other jurisdictions in which it is qualified to do business, and its directors and officers. Each Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction under which such licensing or qualification is necessary. The Sellers have delivered to the Buyer correct and complete copies of each Company’s Organizational Documents. Except as set forth on Schedule 3.1, no Company has, during the five (5) years preceding the date of this Agreement, been known by or used any other corporate, trade or fictitious name or acquired all or substantially all of the assets, capital stock or operating units of any Person. No Company has, during the five (5) years preceding the date of this Agreement, had a business location at any address other than the addresses set forth on Schedule 3.1.

3.2       Capitalization; Subsidiaries.

(a)       The records of each Company reflect that the applicable Sellers are the record owners of one hundred percent (100%) of the capital stock of such Company. Schedule 3.2 sets forth the capitalization of each Company. All of the issued capital stock of each Company is duly authorized, validly issued, fully paid and nonassessable, and none of it was issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or any other applicable securities law. Other than the Wenzel Phantom Share Agreement, there are no authorized or outstanding (i) options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from any Company or any phantom stock, stock appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of any Company, (ii) rights or Contracts to which any Company is a party requiring, or convertible securities of such Company outstanding which upon conversion would require, the issuance of any equity interests of such Company or other securities convertible into equity interests of such Company, or (iii) contract rights or options pursuant to which any Company is required to or has the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of such Company. There are no Contracts to which any Company is a party or to which any other Person is a party with respect to: (x) the voting of any capital stock of such Company (including any proxy or director or manager nomination rights); (y) the transfer of or transfer restrictions on any equity interests of such Company; or (z) the granting of any other rights in respect of any equity interests of such Company (e.g., stock appreciation rights).

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(b)       No Company owns or controls any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. No Company is a participant in any joint venture, partnership, limited liability company or similar arrangement. No Company has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity since its inception.

3.3       No Conflict. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or compliance by any Company, the Seller Representative or the Sellers with any of the provisions thereof will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller or any Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of any Seller or any Company under, any provision of (a) the Organizational Documents of any Company; (b) any Material Contract or Permit; (c) any Order; or (d) any applicable Law. Except as set forth on Schedule 3.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of any Seller or any Company in connection with (i) the execution and delivery of this Agreement and the other Transaction Documents, the compliance by the Sellers, the Seller Representative and each Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby and thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Company Permit or Material Contract. The execution, delivery and performance of this Agreement by any Company will not require any waiver, consent or novation agreement under the Federal Acquisition Regulation.

3.4       Financial Statements; Absence of Undisclosed Liabilities.

(a)       Attached as Schedule 3.4(a) are correct and complete copies of: (i) the unaudited balance sheets of the Companies on a consolidated basis for each of the years 2020 and 2019, and statements of income, shareholders’ equity and cash flow for each of the fiscal years then ended (the “Financial Statements”). Except as set forth on Schedule 3.4(a), each of the Financial Statements has been prepared in accordance with GAAP, consistently applied, by the Companies without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Companies as at the dates and for the periods indicated therein.

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(b)       As of the date of this Agreement, no Company has any Liabilities other than: (i) Liabilities disclosed on the Financial Statements; (ii) accounts payable and accrued expenses incurred after December 31, 2020 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

3.5       Absence of Certain Changes. Since December 31, 2020, there has not been any event or change in the Business which has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.5, since December 31, 2020, the Companies have conducted the Business and its affairs only in the Ordinary Course of Business, and no Company has:

(a)       entered into, amended or terminated any Material Contract, outside of the Ordinary Course of Business;

(b)       made any capital expenditure(s) or entered into any commitment to make any capital expenditure, in each case that involves more than $25,000 individually or $50,000 in the aggregate;

(c)       changed its authorized or issued capital stock or other equity interests; declared or paid any dividend or made any distribution or payment in respect of its capital stock or other equity interests; split, combined or reclassified its capital stock or other equity interests;

(d)       issued, sold or otherwise disposed of any of its securities, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its securities or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its securities or amended any of its Organizational Documents;

(e)       paid any bonuses, or increased any salaries or other compensation, to any of its directors, officers, employees or independent contractors;

(f)       entered into or amended any employment, severance or similar Contract with any director, officer or other employee of such Company or granted any increase in the base compensation of any director, officer or employee or entered into any collective bargaining agreement;

(g)       made any loan or advance to any Person, other than the extension of trade credit in the Ordinary Course of Business and advances to officers and other employees in excess of $1,000;

(h)       entered into any transaction that would be required to be disclosed under Section 3.17;

(i)       adopted, increased, accelerated or modified the schedule of payments or benefits under any Employee Benefit Plan for or with any of the directors, officers, employees or independent contractors of such Company, except in the Ordinary Course of Business;

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(j)       sustained any material damage to or destruction or loss of any material property owned or used by such Company, whether or not covered by insurance, or waived or released any right of material value;

(k)       incurred any material Indebtedness or redeemed, retired or prepaid any Indebtedness for borrowed money, other than trade payables incurred in the Ordinary Course of Business and Funded Indebtedness being paid off at Closing, or guarantees of the obligations of another Person;

(l)       sold, leased, encumbered or otherwise transferred any tangible or intangible assets other than in the Ordinary Course of Business and for fair consideration;

(m)       acquired or agreed to acquire by merging or consolidating with, or by way of any other business combination, or by purchasing or exchanging any material portion of the capital stock, other equity interests or assets of, or by any other manner, any other Person;

(n)       canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Funded Indebtedness (or series of related Funded Indebtedness) owed to it, in any case involving more than $5,000;

(o)       changed its accounting or Tax reporting principles, methods or policies or made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes or, except as set forth on Schedule 3.4(a), departed from GAAP;

(p)       lost any distribution channel, sales location, other customer or other supplier, or source of supply of inventory, utilities or contract services or received any oral or written notice that such a loss may be pending or that there may be a material change in the relationship between such Company and any of the foregoing;

(q)       made any material payments to, discounted in favor of or extended any other consideration to any supplier or customer related to the Business, other than in the Ordinary Course of Business;

(r)       commenced any Proceeding against any other Person or received written notice of the commencement of any Proceeding against any Company, in each case involving more than $5,000 or settled or compromised any such Proceeding; or

(s)       claimed any Tax credit under the CARES Act or the FFCRA, funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, requested an “advance payment of employer credits” on IRS Form 7200, or otherwise, applied for any “Paycheck Protection Program” loan, Economic Injury Disaster Loan or an advance on any Economic Injury Disaster Loan or any similar programs in any state, local or non-U.S. jurisdiction, or deferred any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by an applicable Governmental Entity as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20 or IRS Notice 2020-23 or any similar or additional federal, state, local or foreign extension or deferral granted by an applicable Governmental Entity related to the COVID-19 pandemic);

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(t)       taken any other action in respect of any officer, employee or independent contractor’s service, compensation or benefits, in each case, in response to the COVID-19 pandemic; or

(u)       agreed to do any of the foregoing.

3.6       Contracts. Schedule 3.6 sets forth a list of all of the following Contracts to which any Company is a party (collectively, the “Material Contracts”):

(a)       each Contract in excess of $50,000.00 between a Company and the Companies’ ten (10) largest customers for the twelve (12) month period ended March 31, 2021;

(b)       each Contract in excess of $50,000.00 between a Company and the Companies’ ten (10) largest suppliers for the twelve (12) month period ended March 31, 2021;

(c)       each Contract under which any Company: (i) sold or purchased products or services pursuant to which the aggregate of payments due to or from any Company in the one (1) year period ending on the date of this Agreement, was equal to or exceeded $25,000; or (ii) anticipates selling or purchasing products or services during the one year period after the date of this Agreement in which the aggregate payments due to or from any Company are expected to equal or exceed $25,000;

(d)       each Contract pursuant to which any Company is currently providing architectural services in a state with Laws requiring that licensed architects own equity in any entity that provides architectural services;

(e)       each Contract for the employment of any executive or employee of any Company;

(f)       each Contract under which any Company has agreed to indemnify any third Person with respect to, or to share, the Tax Liability of any third Person, other than Contracts with suppliers or customers in the Ordinary Course of Business in which no payments on account of Tax Liabilities have been made or incurred or are reasonably expected to be made or incurred;

(g)       each Contract involving a commitment of any Company to make a capital expenditure or to purchase a capital asset involving more than $25,000 individually or $50,000 in the aggregate;

(h)       each Contract that contains a covenant not to compete, most favored nation clause, or any other agreement or obligation that materially limits or will materially limit any Company from engaging in any business;

(i)       each lease or similar agreement pursuant to which: (i) any Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $5,000; (ii) any Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of $5,000; or (iii) any Company is the lessee of, or holds or uses, any real property owned by any third Person for an annual rent in excess of $5,000;

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(j)       each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property;

(k)       each Contract establishing a partnership, joint venture or similar arrangement;

(l)       each asset purchase agreement, stock purchase agreement, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any material properties or assets of any Company, for consideration in excess of $5,000;

(m)       each Contract relating to Indebtedness in excess of $5,000;

(n)       each Government Contract (as defined in Section 3.23);

(o)       each Contract in excess of $1,000.00 that was not entered into in the Ordinary Course of Business;

(p)       each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(q)       each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(r)       each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Company to be responsible for consequential, incidental or punitive damages;

(s)       each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(t)       each Contract, agreement, arrangement or understanding providing for rights of indemnification or exculpation by any Company in favor of any officer, director, employee or agent or financial advisor of such Company or any other Person;

(u)       each settlement, conciliation, or similar Contract entered into at any time during the five-year period immediately preceding the date of this Agreement;

(v)       each Contract for which the consequences of a default or termination would have a Material Adverse Effect on the Companies, the Companies’ assets or the Business (financial or otherwise);

(w)       each Contract related to a transaction that would be required to be disclosed pursuant to Section 3.17; and

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(x)       all commitments and agreements to enter into any of the foregoing.

Except as set forth in Schedule 3.6, all Material Contracts are the legally valid and binding obligations of the applicable Companies and, to the Knowledge of the Companies, are legally valid and binding obligations of the other respective parties thereto, subject to the Equitable Exceptions, and are in full force and effect. Except as set forth in Schedule 3.6: (i) no Company is in material breach of, or default under, any Material Contract; (ii) to the Companies’ Knowledge, no other party to any Material Contract is in breach thereof or default thereunder; and (iii) no Company has received any notice of termination with respect to any Material Contract. The Sellers have made available to the Buyer true and complete copies of the Material Contracts (including all amendments thereto). No party to any Contract shall be entitled to payments from any Company post-Closing for products or services provided to any Company pre-Closing. No party to any Material Contract has threatened to or informed the Sellers that they have repudiated any provision of any Material Contract.

3.7       Litigation. Except as set forth on Schedule 3.7, since January 1, 2016 there has not been, and currently there is no, Proceeding pending or, to the Knowledge of the Companies, threatened against any Company or any of the Companies’ properties, assets or officers or directors (in their capacities as such) and, to the Knowledge of the Companies, there are no existing facts or circumstances that would reasonably be expected to result in such a Proceeding in either case. Except as set forth on Schedule 3.7, no Company is subject to any outstanding Order. No Company holds or possesses any commercial tort claims as of the date hereof.

3.8       Taxes.

(a)       But for those Tax Returns, if any, currently on extension for the Tax year ending December 31, 2020, the Companies have timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by any Company in accordance with all applicable Laws. To the Knowledge of the Companies, all such Tax Returns were true, correct and complete in all material respects. To the Knowledge of the Companies, all Taxes owed or required to be remitted by any Company (whether or not shown on any Tax Return) have been timely paid or remitted in full. No written claim has ever been made by any Governmental Entity in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation or required to file Tax Returns in that jurisdiction.

(b)       Each Company has deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and each Company has complied with all applicable reporting and recordkeeping requirements, and all IRS Forms W-2 and 1099 required with respect thereto have been accurately completed and timely filed.

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(c)       No dispute, audit, investigation, proceeding, claim, or other action concerning any Tax Liability or Tax Return of the Companies is pending or being conducted or has been asserted in writing by a Governmental Entity. All deficiencies asserted, or assessments made, against any Company as a result of any examinations by any Governmental Entity have been fully paid. The Sellers have provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any Company since December 31, 2014. No Company has waived any statute of limitations in respect of Taxes. No Company has agreed to, or is a beneficiary of, any extension of time with respect to the filing of any Tax Return.

(d)       No Company is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement. No Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e)       There are no Liens for Taxes upon any of the assets of any Company.

(f)       No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to such Company.

(g)       No Company is, nor has it ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(h)       No Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:

(i)       any change in a method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)       a prepaid amount received, or deferred revenue accrued, on or before the Closing Date;

(iv)       any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)       any election under Section 108(i) of the Code or similar provision of state, local or foreign Law.

(i)       No Company has any Knowledge of any intent on the part of any Governmental Entity to assess any Company with any additional Taxes for any period for which Tax Returns have been filed.

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(j)       The Companies have established an adequate reserve on the Financial Statements for all Taxes of the Companies that have not yet become due and owing (including Taxes that are being contested in good faith). The Taxes of the Companies did not, and all Taxes of the Companies that have not yet become due and owing will not, exceed such reserves as adjusted for operations and transactions through the Closing Date in accordance with past practice and custom of the Companies in filing the Companies’ Tax Returns.

(k)       No Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.

(l)       Each Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of applicable state or local Laws) at all times during its existence and such Company will continue to be taxed as an S corporation up to and including the Closing Date.

(m)       No Company has any Liability or potential Liability for any Tax under Sections 1374, 1375 or 1363(d) of the Code.

(n)       No Company has Knowledge of any basis for any Tax Authority to challenge the validity of any Company’s status as an electing S corporation.

3.9       Employee Benefit Plans.

(a)       Schedule 3.9 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, profits interest, severance or termination pay, hospitalization or other medical, life or other insurance, fringe benefit, supplemental unemployment benefits, profit-sharing, 401(k) pension, or retirement plan, program, agreement or arrangement; each employment, consulting, or independent contractor contract or agreement; and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by any Company or by any trade or business, whether or not incorporated, that together with any Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(l) of ERISA (an “ERISA Affiliate”), for the benefit of any employee or former employee of any Company, whether formal or informal, oral or written, and whether legally binding or not, or in connection with which any Company or any ERISA Affiliate has any Liability (the “Employee Benefit Plans”). Schedule 3.9 identifies each of the Employee Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). No Employee Benefit Plan covers or provides benefits to independent contractors or non-employee directors of any Company or its ERISA Affiliates, or their dependents or beneficiaries.

(b)       With respect to each of the Employee Benefit Plans, the Companies have made available to the Buyer true, current and complete copies of each of the following documents: (i) a copy of the plan, including all amendments thereto (or, if oral, a written summary of its material terms); (ii) if an ERISA Plan, the annual report on Form 5500 and accompanying schedules attached thereto, for the last three years; (iii) the actuarial report, if required under ERISA, with respect to each such ERISA Plan for the last three years; (iv) the most recent summary plan description for each ERISA Plan, and all summaries of material modifications thereto; (v) the most recent determination letter received from the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401 of the Code, and any outstanding requests for determination letters; and (vi) each trust, custodial, insurance or service agreement relating to such ERISA Plan.

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(c)       To the Knowledge of the Companies, neither any Company, any ERISA Affiliate, any of the Employee Benefit Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction or has taken or failed to take action in connection with which any Company, any ERISA Affiliate, any of the Employee Benefit Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Employee Benefit Plans or any such trust could be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975, 4976, or 4980B of the Code.

(d)       Each of the Employee Benefit Plans has been and is operated and administered in all material respects in accordance with its terms and applicable Law. Each Company and all of the Employee Benefit Plans are in compliance in all material respects with applicable requirements of the Code, ERISA, and any foreign laws and any Law, including, but not limited to, the requirements as to the filing of all reports and the disclosures required to be filed or furnished to Governmental Entities, participants and beneficiaries of any such Employee Benefit Plan. The Companies or one or more of the Companies’ ERISA Affiliates have, and after Closing, will have, all power and authority necessary to amend or terminate each Employee Benefit Plan without incurring any penalty or liability.

(e)       Each ERISA Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code, no such letter has been revoked and, to the Knowledge of the Companies, nothing has occurred, whether action or failure to act, which would cause the loss of such qualification or which would result, or is likely to result, in material costs to any Company under the Internal Revenue Service’s Employee Plans Compliance Resolution System.

(f)       Except as set forth on Schedule 3.9(f), with respect to each Employee Benefit Plan, to the Knowledge of the Companies, all required contributions or premium payments which are due for all periods ending prior to or as of the Closing have been timely made, or if not yet due have been included in Assumed Indebtedness.

(g)       There are no actions, suits, claims or investigations (other than routine claims for benefits in the Ordinary Course of Business) pending, or to the Knowledge of the Companies, threatened, with respect to any Employee Benefit Plan and, to the Knowledge of the Companies, there are no facts which could give rise to any such actions, suits, claims or investigations (other than routine claims for benefits in the Ordinary Course of Business).

(h)       To the Knowledge of the Companies, no Company nor any ERISA Affiliate contributes or is obligated to contribute or has ever been obligated to contribute to or has any Liability in connection with a “multiemployer plan” within the meaning of § 4001(a)(3) or § 3(37) of ERISA.

(i)       No Employee Benefit Plan is subject to, and neither the Companies nor any ERISA Affiliate has any Liability in connection with, Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Employee Benefit Plan provides employee welfare benefit that are not fully-insured by a third party that is not an ERISA Affiliate of a Company. The Companies and their ERISA Affiliates have never engaged in a transaction to evade or avoid ERISA Liability, as described in Section 4069 of ERISA.

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(j)       Schedule 3.9(j) sets forth the name of each individual who, as of or prior to the Closing, is entitled to elect or is covered under continuation coverage under COBRA in connection with any group health plan sponsored or maintained by any Company or any ERISA Affiliate. Other than such COBRA obligations, no Employee Benefit Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life, or disability insurance or other plan coverage for any current or former employee or independent contractor of any Company or any ERISA Affiliate, or their dependents or beneficiaries, for any period of time beyond termination of employment or engagement.

(k)       Except as set forth on Schedule 3.9(k), no plan, agreement, understanding or arrangement exists that could result in the payment to any current or former employee, director or consultant of any Company of any money or other property rights or accelerate or provide any other rights or benefits to any such Person as a result of (i) the transactions contemplated herein (whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered) or (ii) the severance, termination or resignation of any such Person. To the Knowledge of the Companies, no participant under any nonqualified deferred compensation plan has been or, upon the lapse of a substantial risk of forfeiture, will be, subject to the Tax imposed by Section 409A(a)(1)(B) or 409A(b)(5)(A) of the Code.

(l)       To the extent applicable, to the Knowledge of the Companies, each Company has at all times acted consistently with its material obligations under the Affordable Care Act, as amended, and the rules and regulations promulgated thereunder, including with respect to providing notice to employees, offering affordable, minimum value medical insurance coverage to substantially all of its full-time employees (within the meaning of Section 4980H of the Code) and otherwise in respect of the “Employer Shared Responsibility” provisions of Section 4980H of the Code, and neither the Companies nor any of their ERISA Affiliates, or their successor employers, is reasonably likely to have any liability from and after the Closing in connection with such Laws as they relate to the Companies and their ERISA Affiliates. Neither the Companies nor any of their ERISA Affiliates has treated any Employee Benefit Plan as having grandfathered health plan status under the Affordable Care Act.

3.10       Labor Matters.

(a)       Schedule 3.10 contains (i) a complete and accurate list of the following information for each current employee of the Companies, including each employee on leave of absence or layoff status: name, job title; the Company that employs such employee, date of hiring; date of commencement of employment; current compensation paid or payable and any change in compensation since December 31, 2020; sick and vacation leave that is accrued but unused, and if a foreign national, the applicable visa governing his/her ability to work for the applicable Company and (ii) a list of all independent contractors engaged by the Companies during the current and prior two (2) years, specifying the dates of their engagement. No Company is a party to any employee leasing, professional employer organization (PEO) or management services agreement with any Person.

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(b)       Each Company has complied in all respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. No Company is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. No Company has been the subject of any inspection or investigation relating to its compliance with or violation of Laws relating to immigration. All persons classified as non-employees and all individuals classified as exempt from overtime requirements were at all times properly classified as such.

(c)       There is no collective bargaining or other labor union agreement to which any Company is a party or by which it is bound. No Company has encountered any labor union organizing activity, or had any actual or to the Knowledge of the Companies, threatened employee strikes, work stoppages, slowdowns or lockouts. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Companies threatened, by or on behalf of any employee or group of employees of any Company. There are no complaints, charges, or claims against any Company pending, or to the Knowledge of the Companies, threatened, to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any Company.

(d)       No Company has effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of such Company; or (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such Company.

(e)       To the Knowledge of the Companies no employee, officer or director of any Company is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Companies, (ii) could adversely affect the ability of any Company to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Companies, or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Companies. To the Knowledge of the Companies, no officer or employee of any Company has any plans to accept employment with any Person other than the Buyer after Closing.

3.11       Real Property and Tangible Assets.

(a)       No Company owns or has ever owned any interest in any real property.

(b)       Schedule 3.11(b) sets forth all real property currently leased by any Company (the “Leased Real Property”). With respect to each Leased Real Property:

(i)       the applicable Company has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to it pursuant to each pertinent lease, subject to the Equitable Exceptions;

(ii)       each of the Contracts for the Leased Real Property has been duly authorized and executed by the applicable Company and is in full force and effect; and

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(iii)        neither the applicable Company nor, to the Knowledge of the Companies, the other party thereto, is in default under any of the leases nor, to the Knowledge of the Companies, has any event occurred which, with or without the giving of notice or the lapse of time, or both, would constitute a default by the applicable Company or the other party thereto.

(c)       The Sellers have made available to the Buyer prior to the execution of this Agreement true and complete copies of all leases with respect to the Leased Real Property (including any amendments and renewal letters). The applicable Company has rights of ingress and egress with respect to the Leased Real Property sufficient to operate the Business as it is conducted on the date of this Agreement.

(d)       The Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in or reasonably necessary for the conduct of the Business (the “Company Tangible Property”). All Company Tangible Property is free and clear of all Liens, other than Liens disclosed in Schedule 3.11(d), and is in good working order and condition, ordinary wear and tear excepted, suitable for its current and contemplated use.

(e)       No Company maintains any inventory for sale to customers.

3.12       Intellectual Property.

(a)       Schedule 3.12 contains a complete and correct list of all Intellectual Property (excluding non-professional off-the-shelf software) that is owned by each of the Companies, or used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the “Intellectual Property Assets”). Except as set forth on Schedule 3.12, the Companies own or have the right to use, pursuant to a license, sublicense, agreement or permission, all of the Intellectual Property Assets, free from any Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Schedule 3.12 identifies each license, agreement or other permission, if any, which any Company has granted to any third party with respect to the Intellectual Property Assets. Each Company has taken all necessary and prudent action to maintain and protect the Intellectual Property Assets that it owns, licenses or uses.

(b)       To the Knowledge of the Companies, no Company has violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and no Company has received any notice alleging any such violation, infringement or other conflict. To the Knowledge of the Companies, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of any Company.

(c)       Immediately after the Closing, the Companies will own or otherwise have the right to use all the Intellectual Property Assets, free from any Liens and on the same terms and conditions as in effect prior to the Closing.

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(d)       No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of the Companies, threatened, nor, to the Knowledge of the Companies, is there a reasonable basis therefor, that (i) challenges the rights of any Company in respect of any Intellectual Property Assets, (ii) asserts that any Company is infringing or otherwise in conflict with, or is, required to pay any royalty, license fee, charge or other amount, with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement concerning any Intellectual Property Assets. None of the Intellectual Property Assets is subject to any outstanding Order or has been the subject of any Proceeding, whether or not resolved in favor of the Companies. To the Knowledge of the Companies there are no facts or claims which may prohibit, impair or impede the renewal of the registration of any Intellectual Property Assets.

(e)       Schedule 3.12(e) identifies each item of Intellectual Property that any Person other than a Company owns and that any Company uses pursuant to a license, agreement or permission (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 3.12(e): (i) to the Knowledge of the Companies, such item is not subject to any Order; (ii) to the Knowledge of the Companies, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) no Company has granted any sublicense or similar right with respect to the License relating to such item.

3.13       Environmental Matters. Except as otherwise disclosed in Schedule 3.13:

(a)       Compliance with Environmental Laws and Permits. The Companies possess all Environmental Permits which are necessary in order to conduct its business as it is now being conducted. A true and complete copy of each Environmental Permit issued to any Company has been made available for review by the Buyer. Each Environmental Permit issued to any Company is in full force and effect. Each Company is, and at all times has been, in material compliance with Environmental Laws and all material requirements, terms and provisions of the Environmental Permits. Schedule 3.13(a) lists all of the Environmental Permits issued to or held by any Company.

(b)       Environmental Reports.

(i)       The Companies have filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans (collectively, “Environmental Reports”) required to be filed under Environmental Laws and the Environmental Permits. Schedule 3.13(b) lists all such Environmental Reports filed by the Companies for the last three (3) calendar years. All such Environmental Reports are true, accurate and complete in all material respects.

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(ii)       The Companies have delivered to the Buyer all Environmental Reports, audits or assessments, all occupational health studies, all regulatory inspections reports and correspondence with regulatory authorities in the custody or under the control of the Companies relating to environmental matters, including, without limitation, all documents pertaining to underground and above-ground storage tanks, polychlorinated biphenyls, asbestos in buildings or products, off-site disposal of Hazardous Materials, consent orders or agreements with any Governmental Entity, and fines and penalties imposed under any Environmental Laws, in each case, that relate to property or the business of the Companies.

(c)       Notices. Except as set out in Schedule 3.13(c), no Company has received any written notice, or to Knowledge of the Companies any oral notice, that any Company or the Leased Real Property: (i) is in violation of the requirements of any Environmental Permit or Environmental Laws; (ii) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; (iii) has actual or potential liability under any Environmental Law, or (iv) is the subject of any Lien obtained or asserted by any Environmental Authority as a result of any Release, use or cleanup of any Hazardous Material.

(d)       Environmental Conditions. Except as set out in Schedule 3.13(d), there are no Environmental Conditions arising out of or relating to any Company, the Business, or to the Knowledge of the Companies, the Leased Real Property.

(e)       Storage, Transport or Disposal of Hazardous Materials.

(i)       There is not now located on any of the Leased Real Property any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Materials, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, aboveground or underground tanks, lagoons, ponds, waste piles or deep well injection systems.

(ii)       No Company has, since its inception, transported, stored, treated or disposed of any Hazardous Material at or to any location.

3.14       Insurance. Schedule 3.14 sets forth the following information with respect to each of the Companies’ insurance policies: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. The Sellers have delivered to the Buyer true and complete copies of each of the Companies’ insurance policies and each pending application of the Companies for any insurance policy. All premiums relating to the Companies’ insurance policies have been timely paid. Schedule 3.14 describes any self-insurance arrangements affecting the Companies. The Companies have been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Companies are in compliance with all obligations relating to insurance created by Law or any Contract to which any Company is a party. The Companies have delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each of its insurance policies.

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3.15       Compliance with Laws; Permits.

(a)       Except as set forth in Schedule 3.15(a), each Company has at all times since its inception been, and presently is being, operated in compliance in all material respects with all applicable Laws. Except as set forth in Schedule 3.15(a), no investigation, review or Proceeding by any Governmental Entity with respect to any Company in relation to any alleged violation of Law is pending or, to the Knowledge of the Companies, threatened, nor has any Governmental Entity provided to any Company a written notice of an intent to conduct the same. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any Company of any Law. No Company is party to any consent or similar agreement that materially restricts the conduct of the Business or which would otherwise reasonably be expected to have a Material Adverse Effect.

(b)       Each Company and each employee, shareholder and director of the Companies has obtained all Permits necessary under applicable Law to conduct the Business (the “Company Permits”) and all of the Company Permits are valid and in full force and effect in all material respects. Schedule 3.15(b) contains a complete and accurate list of each Company Permit held by each Company and each employee, shareholder and director of the Companies or that otherwise relates to the Business or any asset owned or leased by any Company and states whether each such Permit is transferable. Except as set forth in Schedule 3.15(b), no defaults or violations exist or have been recorded in respect of any of the Company Permits. No proceeding is pending or, to the Knowledge of the Companies, threatened, concerning the revocation, limitation or non-renewal of any Company Permit. No Company or, to the Companies’ Knowledge, any holder of a Company Permit, has received any notice or other communication from any Person regarding any actual, alleged or potential violation by any Company or any employee, shareholder and director of the Companies of any Permit or any cancellation, termination or failure to renew any Permit held by any Company or any employee, shareholder and director of the Companies. Each Company Permit listed or required to be listed on Schedule 3.15(b) is renewable according to its terms all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and, to the Knowledge of the Companies, there is no reason why such Permit will not be renewed. The Permits listed on Schedule 3.15(b) constitute all of the Permits necessary to allow the Companies to lawfully conduct and operate its Business as currently conducted and operated and to own and use its assets as currently owned and used.

3.16       Anti-Corruption and Anti-Bribery. Without limiting the scope of Section 3.15, each Company is in compliance with, and the Business has been operated in compliance with, applicable Laws relating to political contributions, contingent fee payments, money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act and similar Laws and bribery and improper payments, including the U.S. Foreign Corrupt Practices Act and similar Laws. No Company, nor any of its Affiliates, nor any of their respective directors, officers, or employees, nor any other representatives or other Persons acting on their respective behalf (a) has violated or currently is violating any applicable Sanctions, (b) is a Restricted Party, or (c) has any action, complaint, petition, suit, or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity pending or threatened against it with respect to Sanctions by any Sanctions Authority. None of the Companies, each of their Affiliates, or any of their respective directors, officers, employees, or distributors, other representatives or other Persons acting on their respective behalf or for the benefit of any Company has, directly or indirectly (x) offered, promised, given, paid, attempted to pay, or authorized the offer, promise, giving or payment of anything of value (including kickbacks, commissions, discounts, reimbursements, or other inducements), whether in cash, services, or otherwise, to a Governmental Entity or a commercial counterparty in violation of Law, or (y) made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for U.S. federal, state or local or foreign public office.

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3.17       Related Transactions. Other than pursuant to employment agreements entered into in the Ordinary Course of Business (true and correct copies of which have been provided to the Buyer) or as set forth on Schedule 3.17, no Company is party to any direct or indirect business arrangement or relationship with any Affiliate, shareholder, director, officer or other employee of any Company (all of which business relationships and arrangements will be terminated prior to Closing). Except as set forth on Schedule 3.17, no Affiliate, shareholder, director, officer or other employee of any Company personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used in the Business. Except as set forth on Schedule 3.17 and obligations to pay compensation arising in the Ordinary Course of Business, there are no debts or other obligations owed by any Company to any Affiliate, shareholder, director, officer or other employee of any Company.

3.18       Books and Records. The minute books of each Company contain complete and accurate records of all meetings, actions without meetings and other corporate and company actions of its shareholders, and board of directors and any committees thereof. The books and records of each Company are complete and reflect all issuances, transfers, repurchases and cancellations of shares of such Company’s capital stock.

3.19       Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.20       Powers of Attorney; Guarantees. With the exception of standard powers of attorney held by the Companies’ independent certified public accounting firm with respect to dealings with Tax Authorities, no Person holds a power of attorney to act on behalf of any Company. No Company has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the Ordinary Course of Business), co-maker or indemnitor in respect of the obligation of any Person.

3.21       Suppliers and Customers.

(a)       To the Knowledge of the Companies, no current supplier or vendor has threatened to cease or materially reduce such sales or provision of services after the date hereof. No Company has received notice that any current supplier is threatened with any bankruptcy or insolvency Proceeding. There are no unfulfilled minimum revenue commitments or unsatisfied minimum commitment periods under any Contract with any current supplier.

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(b)       To the Knowledge of the Companies, no current customer has threatened to cease or materially reduce such request for the provision of services after the date hereof. No Company has received notice that any current customer is threatened with any bankruptcy or insolvency Proceeding.

(c)       Prior to or contemporaneously with the execution of this Agreement, the Sellers have delivered to the Buyer, in electronic format, complete and accurate information relating to its customers with respect to billing and/or service location, historical monthly billing averages and usage data for each such customer as of and through such date.

3.22       Accounts Receivable and Payable. Except as set forth in Schedule 3.22, since December 31, 2020, no Company has modified in any material respect any of its accounts receivable collection or accounts payable payment policies or practices and has not offered or received any discounts or credits inconsistent with the past practices of such Person. All accounts receivable as set forth on the Financial Statements or arising since the date thereof have arisen only in the Ordinary Course of Business for goods actually sold and delivered or services actually performed and represent legal, valid, binding and enforceable obligations to the Companies and, to the Knowledge of the Companies, are not and will not be subject to any contests, claims, counterclaims or setoffs other than in the Ordinary Course of Business. Schedule 3.22 contains a list of all accounts receivable as of June 25, 2021, which list sets forth the aging of such accounts receivable. Except as set forth on Schedule 3.22, none of the Companies’ accounts payable as of the date hereof is more than sixty (60) days past due.

3.23       Government Contracts. Each federal, state, municipal, or local government, quasi-government, sovereign or quasi-sovereign agreement, contract or subcontract (each a “Government Contract”) to which any Company is a party is listed on Schedule 3.23. No Company has (a) been suspended, debarred, or to the Companies’ Knowledge, proposed for suspension and/or debarment, or voluntarily excluded from qualifying to bid and/or bidding on, or otherwise found not responsible to bid on, any Government Contract, (b) not been audited or investigated by any Governmental Entity with respect to any Government Contract entered into by a Company, except audits resulting in determinations neutral or favorable to such Company or as set forth on Schedule 3.23 attached hereto, and (c) not had a Government Contract terminated by any Governmental Entity for default or in the past five (5) years, for convenience.

3.24       IT Systems.

(a)       All IT Systems are in good working condition and are sufficient for the operation of the Companies’ business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no denial-of-service or other cyber incident, including any cyberattack, or other material impairment of the IT Systems. The Companies have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

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(b)       The Companies have materially complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Companies’ business. In the past three (3) years, the Companies have not (i) experienced any actual or alleged data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Proceeding by any Governmental Entity or other Person concerning the Companies’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Companies’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding.

3.25       Service Warranties. All professional services provided by the Companies have been in conformity with all applicable contractual commitments and all express and implied warranties. No Company has any Liability (and, to the Knowledge of the Companies, there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) for damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Financial Statements as adjusted for the passage of time in accordance with the past custom and practice of the Companies. No professional services provided by the Companies is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Attached to Schedule 3.25 are copies of the standard terms and conditions for each Company (containing applicable guaranty, warranty and indemnity provisions, if any). No Company has any Liability (and, to the Knowledge of the Companies, there is no basis for any present or future Proceeding against it that could give rise to any Liability) arising out of any injury to any individual or property as a result of the ownership, possession or use of any professional services provided by such Company.

3.26       Capital Expenditures. Attached as Schedule 3.26 are (a) a list of the Companies’ capital expenditures in excess of $10,000 for the Companies’ two (2) prior fiscal years and the current fiscal year through the date hereof and (b) the Companies’ budget for capital expenditures for its current fiscal year and the following fiscal year. Except as set forth on Schedule 3.26, there are no capital expenditures that any Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted by the Companies. No Company has foregone or otherwise materially altered any planned capital expenditure as a result of the Sellers’ decision to enter into this Agreement.

3.27       FFCRA Compliance.

(a)       The Companies have, since April 1, 2020, retained all information required to substantiate any Qualified Leave Wages, and any Qualified Health Plan Expenses, as required by the IRS, including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

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(b)       Since April 1, 2020, no Company has funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Financial Statements.

(c)       Since April 1, 2020, no Company has requested an “advance payment of employer credits” on IRS Form 7200 or otherwise or received a refund of Tax credits for Qualified Leave Wages or any “employee retention credit” as described in Section 2301 of the CARES Act.

(d)       No Company has made a claim for Tax credits in respect of the same wages pursuant to the FFCRA and the CARES Act.

3.28 PPP Loans. The principal amount and status of each “Paycheck Protection Program” loan obtained through the U.S. Small Business Administration (the “PPP Loan”) under the CARES Act by a Company is as set forth on Schedule 3.28 (collectively, the “Company PPP Loans”). At the time of application, and at the time the Company PPP Loans were funded and, to the extent applicable, at all times prior to the forgiveness of each Company PPP Loan, the Companies satisfied all of the applicable criteria for the Company PPP Loans set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Entity on the CARES Act, existing as of the date of submission of the applicable Company’s application for each of the Company PPP Loans), including, that (a) the uncertainty of current economic conditions make each of the Company PPP Loans necessary to support the ongoing operations of the applicable Companies, (b) the proceeds of the Company PPP Loans were used solely for CARES Act Permitted Purposes, (c) no Company has an application pending for a loan under subsection 7(a) of the Small Business Act or the CARES Act for the same purposes and duplicative of amounts applied for or received under the Company PPP Loans, and (d) during the period beginning on February 15, 2020 and ending on the date hereof, no Company has received amounts under subsection 7(a) of the Small Business Act for the same purpose and duplicative of amounts applied for or received under the Company PPP Loans. The application materials and supporting documentation with respect to the Company PPP Loans delivered by the Companies to the financial institutions providing the Company PPP Loans were true and correct in all material respects. The loan forgiveness application materials and supporting documentation with respect to the Company PPP Loans delivered by the Companies to the financial institutions providing the Company PPP Loans were true and correct in all material respects. As of the date of this Agreement, except as set forth on Schedule 3.28, all of the Company PPP Loans have been forgiven by the U.S. Small Business Administration.

3.29       Covid-19 Matters.

(a)       Except as set forth in Schedule 3.29, no counterparty to any Contract to which any Company is a party has been unable to perform its obligations or defaulted under such Contract citing COVID-19 as the primary reason there-for and no Company has received any notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or other-wise) or (ii) to modify any existing contractual relationships due to COVID-19. Except as set forth in Schedule 3.29, no Company has issued any notices seeking to excuse such Company’s non-performance, or delay such Company’s performance, under existing Contracts due to interruptions caused by COVID-19 or otherwise modify any existing contractual relationships due to COVID-19.

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(b)       Other than the Company PPP Loans and those SBA loans received by 2WRCO and 2WRGA (which loans occurred prior to COVID-19), no Company has received any loans, grants, or funding directly from any government programs or any other third Person as a result of or in connection with COVID-19 or under the CARES Act or from the SBA, U.S. Department of Treasury or other Governmental Entity.

(c)       No Company is collecting, or has ever collected, any health data (e.g., temperature readings, symptom information, etc.) from employees or visitors in connection with COVID-19. No Company has implemented any other measures in response to COVID-19 that involve creating, collecting, tracking, maintaining or analyzing any data relating to employees or visitors.

(d)       The Companies have complied with all Governmental Orders, guidelines and directives promulgated by Governmental Entities with respect to COVID-19 in all material respects, including all Occupational Safety and Health Administration and Centers for Disease Control and Prevention guidelines and requirements.

(e)       Except as set forth in Schedule 3.29, there have been no material changes to any Company’s work force attributable to COVID-19, including (i) employee furloughs, layoffs or terminations; (ii) employee salary or wage reductions, or other changes in employee compensation, or (iii) any changes to any employee benefit that any Company makes available to its employees. No Company has amended its Employee Benefit Plans in response to COVID-19.

(f)       Except as set forth in Schedule 3.29, no Company has received any material complaints, concerns or claims (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19; (ii) about any Company’s reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19; or (iii) alleging any Company failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19. No Company is party to, or has received notice of, any pending or anticipated Proceeding (whether regarding contractual, labor and employment, benefits, or other matters) arising from COVID-19.

(g)       No Company has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

3.30       Disclosure. Neither this Agreement nor any statement contained in any certificate, Exhibit, Schedule, any Transaction Documents, or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or knowingly omits or will knowingly omit to state any material fact necessary to make any statement herein or therein not misleading.

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Article IV:
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer as of the Closing Date, as follows:

4.1       Authority; Enforceability.

(a)       Each Seller has all requisite capacity to execute and deliver this Agreement and each of the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of each Seller and the Seller Representative.

(b)       This Agreement has been, and each of the other Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and the Seller Representative and (assuming due authorization, execution and delivery by the Buyer (if required)) this Agreement constitutes, and each of the other Transaction Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, except for the Equitable Exceptions.

4.2       Title to Shares. The Sellers are the record, beneficial and lawful record owners of the Purchased Shares and the 2WRMS Shares (together, the “Companies Shares”) and have good, valid and marketable title to the Companies Shares, free and clear of any and all Liens (excluding those restraints on the transferability of shares arising from those agreements currently existing among the Sellers, which restraints will be duly waived). There are no Contracts between any Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Companies Shares or any other equity interests of the Companies. Each Seller has the power, capacity and authority to sell, transfer, assign, exchange and deliver the applicable Companies Shares, as provided in this Agreement or the Share Transfer Agreement, and such delivery will convey to the Buyer good and marketable title to such Companies Shares free and clear of any and all Liens and restrictions other than restrictions of general applicability imposed by federal or state securities Laws.

4.3       Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from any Company or any Seller in connection with the transactions contemplated by this Agreement.

4.4       Litigation. There are no Proceedings pending, or to the knowledge of each Seller threatened, that are reasonably likely to prohibit or restrain the ability of any Seller to enter into this Agreement or timely to consummate the transactions contemplated hereby.

4.5       Taxes. Subject to those returns currently on extension, if any, each Seller has timely paid all Taxes owed by such Seller which are or were attributable to such Seller’s ownership of the Companies Shares.

4.6       S Shareholder Status. Each Seller is (and always has been) qualified to be a shareholder of an S corporation under Section 1361 of the Code.

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4.7       Own Account. Each Seller understands that the Parent Shares are “restricted securities” and upon issuance will not have been registered under the Securities Act or any applicable state securities law and such Seller is acquiring Parent Shares as principal for its own account and not with a view to or for distributing or reselling such Parent Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Parent Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Parent Shares in violation of the Securities Act or any applicable state securities law. Each Seller understands that any transfer of Parent Shares will be made only in compliance with the Securities Act and applicable state securities laws.

4.8       Seller Status. At the time each Seller was offered the Parent Shares, such Seller was, and as of the date hereof such Seller is, and expects to be on each date on which it receives Parent Shares, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

4.9       Experience of Seller. Each Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Parent Shares, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Parent Shares and, at the present time, is able to afford a complete loss of such investment, because, among other things, the Parent Shares have not been registered under the Securities Act, and, therefore, cannot be sold, transferred, pledged, or otherwise disposed of unless they are subsequently registered under the Securities Act and the applicable state securities laws or such Seller delivers an opinion of counsel to Parent (in reasonably acceptable form and substance to the Parent) that an exemption from such registration is available.

4.10       General Solicitation. No Seller is acquiring Parent Shares as a result of any advertisement, article, notice or other communication regarding the Parent Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.11       Access to Information. In order to adequately evaluate the merits and risks of an investment in Parent, each Seller has had an opportunity to (a) ask questions and receive answers from Parent and its representatives concerning Parent and such Seller’s investment therein, and (b) obtain any additional information which such Seller has requested with respect to Parent and the Seller’s investment therein.

4.12       No Government Approval. Each Seller understands that no federal or state governmental agency has passed upon or will pass upon the Parent Shares or has made or will make any finding or determination as to the fairness of investment in the Parent Shares.

4.13       Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Seller has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Seller, executed any purchases or sales, including Short Sales, of the securities of Parent during the period commencing as of the time that such Seller first received a term sheet (written or oral) from Parent or any other Person representing Parent setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to such Seller’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates that were required to be informed in connection with Seller’s review of the Transaction Documents, such Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

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Article V:
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

Except as otherwise set forth on the Parent SEC Reports, the Buyer and Parent hereby, jointly and severally, represent and warrant to the Sellers as of the Closing Date, as follows:

5.1       Existence; Good Standing; Authority; Enforceability.

(a)       The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Buyer and Parent are each duly licensed or qualified to do business as a foreign company and is in good standing under the laws of each other jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect upon on the ability of the Buyer and Parent to perform their respective obligations under this Agreement and each other Transaction Document to which it is a party.

(b)       The Buyer and Parent each have the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Buyer and Parent of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer and Parent, respectively, and no other corporate authorization or proceedings on the part of the Buyer and Parent are required therefor.

(c)       This Agreement has been, and each of the other Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by the Buyer, Parent or, following the Closing, the applicable Company as a Subsidiary of the Buyer and (assuming due authorization, execution and delivery by the Sellers and the Seller Representative) this Agreement constitutes, and each of the other Transaction Documents to which the Buyer and/or Parent is a party when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer or Parent, respectively, enforceable against the Buyer or Parent, respectively, in accordance with its terms, except for the Equitable Exceptions.

5.2       No Conflict. Neither the execution, delivery or performance by the Buyer or Parent of this Agreement and the other Transaction Documents to which the Buyer or Parent is a party, nor the consummation by the Buyer or Parent of the transactions contemplated by hereunder or thereunder, will violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both), any of the provisions of: (a) any of the Organizational Documents of the Buyer or Parent; (b) any material Contract to which the Buyer or Parent is a party, or by which the Buyer, Parent or any of their respective properties is bound; or (c) any Law applicable to the Buyer, Parent or any of their respective properties.

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5.3       Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Buyer in connection with the transactions contemplated by this Agreement.

5.4       Closing Payment Shares. Prior to the Closing, Parent will have taken all necessary action to permit it to issue or otherwise deliver the Closing Payment Shares to be delivered in connection with the transactions contemplated hereby. The Closing Payment Shares, when issued and delivered as described herein, will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any and all Liens, except as otherwise set forth in this Agreement, and no Person will have any preemptive right of subscription or purchase or any other right in respect thereof.

5.5       SEC Filings; Financial Statements.

(a)        Parent has timely filed, in all material respects, all forms, reports, schedules, statements and other documents required to be filed by it during the twelve (12) months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, and including any such reports filed subsequent to the date hereof, the “Parent SEC Reports”) with the SEC. The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, and will not (with respect to the Parent SEC Reports filed after the date hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that was superseded by subsequent Parent SEC Reports.

(b)        The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries, if any, included or incorporated by reference in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

5.6       Litigation. There are no Actions by or against Parent or the Buyer, or affecting their respective assets, pending before any Governmental Entity (or threatened in writing to be brought by or before any Governmental Entity), which, individually or in the aggregate, would impair or delay the ability of Parent or Buyer to effect the Closing and deliver to the Sellers the consideration described herein. Neither Parent nor Buyer is subject to any Governmental Order or award, injunction or decree of any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of Parent or Buyer to effect the Closing and deliver to the Sellers the consideration described herein.

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5.7       Books and Records. Parent and the Buyer maintain complete and accurate books of accounts and records reflecting in accordance with GAAP all material items of income and expenses, all material transactions and all material assets and liabilities required to be reflected therein in accordance with applicable Law and GAAP and maintained in accordance with sound business practices and a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and its Subsidiaries in accordance with GAAP and to maintain asset accountability, and (iii) assets are reconciled at reasonable intervals and appropriate action is taken with respect to any material differences.

5.8       Undisclosed Liabilities. Parent has no material Liability of any nature, whether accrued, absolute, or contingent, other than (a) Liabilities that are properly and accurately reflected (or adequately reserved against) on their consolidated balance sheets, (b) Liabilities incurred in the Ordinary Course since December 31, 2020, or (c) Liabilities incurred in the Ordinary Course that are not required to be reflected in the balance sheets under GAAP.

5.9       Absence of Changes. Since December 31, 2020, there has not been any material change in the financial condition, properties, assets, liabilities, business or operations of Parent which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course, has had or will have a material adverse effect thereon.

5.10       Availability of Funds. The Buyer has available, and will have available on the Closing Date, sufficient funds to enable Buyer to consummate the transactions described herein. No action or proceeding has been commenced by or against the Buyer under any bankruptcy Law of any relevant jurisdiction for the relief of debtors or for the enforcement of the rights of creditors.

Article VI:
COVENANTs

6.1       Further Action. From the date hereof and including after the Closing, the Buyer and each of the Sellers and the Companies shall use their respective good faith commercially reasonable efforts to, at such Party’s own expense, take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

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6.2       Audit. Prior to Closing, the Sellers shall cause the Companies to prepare and deliver to the Buyer (a) an audited balance sheet of the Companies on a consolidated basis for the Companies’ fiscal years 2019 and 2020, and the related audited statements of income, shareholders’ equity and cash flow for each of the fiscal years then ended, (b) an unaudited balance sheet of the Companies on a consolidated basis for the Companies’ most recently completed interim period, and the related unaudited statements of income, shareholders’ equity and cash flow for such interim period and (c) any other financial statements or information that can reasonably be expected to be required by Parent to fully comply with Regulation S-X promulgated by the Securities and Exchange Commission (collectively, the “Audited Financial Statements”). The Audited Financial Statements shall be prepared in accordance with GAAP, consistently applied, by the Companies and the Auditor without modification of the accounting principles used in the preparation thereof throughout the periods presented (except, with respect to the unaudited interim financial statements, for (x) normal year-end adjustments which are not material, individually or in the aggregate and (y) the absence of normal disclosures made in footnotes) and shall fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Companies as at the dates and for the periods indicated therein.

6.3       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall, and shall cause the Companies to, (i) conduct the business of the Companies in the Ordinary Course of Business consistent with past practice; (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Companies and to preserve the rights, franchises, goodwill and relationships of each Company’s employees, customers, lenders, suppliers, regulators and others having business relationships with any of the Companies Company; (iii) retain key management members in the same capacity as currently employed; and (iv) keep available the services of the present officers, employees, agents and other personnel of the Companies. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall:

(a)       cause each of the Companies, the Sellers and any employees of the Companies to preserve and maintain all of their respective Permits;

(b)       cause the Companies not to enter into, modify or terminate (i) any Material Contract, or (ii) any employment agreement (other than to remove any change of control or severance provisions) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld;

(c)       not allow any Company to incur or guarantee any Indebtedness involving or related to any of the Companies;

(d)       cause each of the Companies not to sell, assign, license, lease, transfer, convey or pledge any assets of such Company or commit itself to sell, assign, license, lease, transfer, convey or pledge any assets of such Company or subject any of such assets to a security interest, in all cases other than entering into licenses and sales of such Company’s products and services in the Ordinary Course of Business;

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(e)       not allow any of the Companies to issue any equity interests or equity securities;

(f)       cause each Company to pay its debts, Taxes and other obligations when due;

(g)       cause each Company to maintain the properties and assets owned, operated or used by such Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and in the event of any damage or destruction of such properties or assets prior to the Closing Date, promptly replace, repair or restore such properties or assets;

(h)       cause each Company to continue in full force and effect without modification all of such Company’s insurance policies, except as required by applicable Law;

(i)       cause each Company to defend and protect its properties and assets from infringement or usurpation;

(j)       cause each Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(k)       cause each Company to maintain its books and records in accordance with past practice;

(l)       comply and cause each Company to comply in all material respects with all applicable Laws;

(m)       execute, or allow any Company or any Affiliate of any Seller or Company to execute any transaction described in Section 4.13 hereof; and

(n)       not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.5 to occur.

6.4       No Solicitation of Other Bids.

(a)       The Sellers shall not, and shall not authorize or permit any of their respective Affiliates (including the Companies) or any of their (or their Affiliates’) Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Companies; (y) the issuance or acquisition of shares of capital stock or other equity securities of any of the Companies; or (z) the sale, lease, exchange or other disposition of any significant portion of any of the Companies’ properties or assets.

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(b)       In addition to the other obligations under this Section 6.4, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any of the Companies, the Sellers or their Representatives) advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to, or which could reasonably be expected to result in, an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)       The Sellers agree that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

6.5       Notice of Certain Events.

(a)       From the date hereof until the Closing, the Sellers shall promptly notify the Buyer in writing of:

(i)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 10.1 or Section 10.2 to be satisfied;

(ii)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv)       any Proceedings commenced or, to the Companies’ Knowledge, threatened against, relating to or involving or otherwise affecting the Sellers or the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)       Except pursuant to Section 6.5(c), the Buyer’s receipt of information pursuant to this Section 6.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement (including Section 8.1(b) and Section 10.2) and shall not be deemed to amend or supplement the Companies Disclosure Schedules.

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(c)       From time to time prior to the Closing, the Sellers shall have the right (but not the obligation, except as required herein) to supplement or amend the Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not any condition set forth in Article X has been satisfied; provided, however, that if the Buyer has the right to terminate this Agreement under Section 11.1(b) as a result of additional disclosures in a Schedule Supplement solely related to an event, act or occurrence that arose after the date this Agreement was executed but prior to Closing and nonetheless proceeds to close, then the Buyer shall be deemed to have irrevocably waived its right to indemnification under Section 8.1(b)(i) with respect to such matter.

6.6       Consents and Approvals. Each of the Buyer, the Sellers and the Companies shall use its commercially reasonable efforts to: (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the Transaction Documents; and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and the Transaction Documents.

6.7       Tax Distributions. Nothing in this Agreement shall prohibit the Companies from making distributions, prior to Closing, without penalty and consistent with past practices of the Companies, out of the Companies’ cash for the purposes of allowing the Sellers to pay those federal, state and local tax liabilities arising from the 2020 fiscal year and the estimated federal, state and local tax liabilities for that certain stub period beginning as of January 1, 2021 and ending as of the date of Closing.

6.8       Press Release/Public Announcement. No party to this Agreement shall issue make, or cause to be issued or made, a press release or other public announcement respecting this Agreement or the transactions contemplated herein. Following Closing, if the Buyer desires to issue a press release or other public announcement relating to the acquisition of the Companies, the Buyer will provide the Seller Representative with a draft of the press release or other public announcement for review at least three (3) Business Days prior to the time that such press release or other public announcement is to be made. Such press release or other public announcement shall not be issued without the Seller Representative’s consent, which consent shall not be unreasonably withheld; provided, however, that the Buyer may, without the prior consent of the Seller Representative (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the Exchange.

6.9       Life Insurance Policies. The Buyer has advised the Companies that they will not be keeping the key man insurance on the lives of the Key Employees currently owned by the Companies in place. Notwithstanding any other provision set forth in this Agreement, a Key Employee may, no later than ten (10) Business Days after the date of Closing, in such Key Employee’s sole and absolute discretion, purchase from the applicable Companies the life insurance policy(ies) on his life. The purchase price for such policy(ies) shall be their cash surrender value, increased by the amount of any unearned premiums and reduced by the amount of any loans secured by such policies.

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6.10       Company Vehicles. The Parties acknowledge that the Companies provide the vehicles set forth on Schedule 6.10 to the Key Employees (the “Company-Owned Vehicles”). Each Key Employee shall advise the Buyer, no later than three (3) days prior to the Closing Date, whether or not such Key Employee desires to purchase the Company-Owned Vehicle assigned to such Key Employee from the applicable Company. If a Key Employee desires to acquire the Company-Owned Vehicle assigned to such Key Employee from the Applicable Company, such Key Employee shall purchase the Company-Owned Vehicle assigned to the Key Employee from the applicable Company on or prior to the date of the Closing for an amount equal to the value set forth in the Kelley Blue Book online (www.kbb.com), taking into consideration all applicable characteristics of such Company-Owned Vehicle, including, without limitation: year, make, model, mileage, condition, style, package and equipment. The Parties agree that the “Private Party” value shall be controlling. In the event a price range is provided, the purchase price for such Company-Owned Vehicle shall be the midpoint of such price range.

6.11       Memberships. Following Closing, neither the Buyer nor the Companies shall continue to pay for any club memberships benefiting the Key Employees, including Green Island Country Club and the Columbus Country Club.

Article VII:
TAX MATTERS

7.1       Tax Returns and Related Matters.

(a)       The Sellers shall prepare or cause to be prepared at their own expense and the Companies shall file or cause to be filed all Tax Returns of the Companies for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”) that are due and filed after the Closing Date, including the Tax Return due for the short Tax period ending on the Closing Date (the “Final Pre-Closing Period”). Such Tax Returns shall be prepared in a manner consistent with past practice; provided, however, that in any event such Tax Returns shall be prepared in a manner that is consistent with applicable Law. The Sellers shall provide the Buyer with a copy of the Tax Returns that it prepares under this Section 7.1(a) at least twenty (20) days prior to the filing of such Tax Returns, and the Sellers will incorporate any reasonable comments made by Buyer within such 20-day period; provided, that the Sellers shall not take any position or apply any methodology in preparing any such Tax Return that is not consistent with the Tax practices and methodologies consistently applied in the Ordinary Course of Business by the Companies in the preparation of their Tax Returns relating to prior taxable periods (such as, for example and without limitation, practices with respect to the calculation of depreciation expense deductions), provided, that such practices and methodologies comply with applicable Law. The Buyer shall have the right to handle, defend, conduct and control any claim for any Tax refund due any Company with respect to the Tax Returns described in this Section 7.1(a).

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(b)       The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to any Company relating to taxable periods that begin before and end after the Closing Date (“Straddle Periods”). The Buyer shall deliver to the Seller Representative copies of each such Tax Return relating to the Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Tax Liability required to be paid with each such Tax Return (computed in accordance with Section 7.1(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Seller Representative to review and comment on such Tax Return and Tax Statement prior to filing; the Buyer will incorporate any reasonable comments made in good faith by the Seller Representative within such 20-day period. For the avoidance of doubt, the Sellers and the Buyer acknowledge and agree that there will be no Straddle Periods with respect to Income Taxes.

(c)       No later than the later of (i) five (5) days prior to the due date for the payment of Taxes shown on any Tax Returns due after the Closing Date relating to Pre-Closing Periods or Straddle Periods, or (ii) five (5) days after the Sellers’ receipt of written notice setting forth the Sellers’ share of the applicable liability described in this subsection, the Sellers shall pay to the Buyer in immediately available funds the amount of cash Taxes payable as shown on the Tax Return (in the case of a Pre-Closing Period) or the Tax Statement (in the case of a Straddle Period).

(d)       Each Company will, unless prohibited by applicable Law, close the taxable year of such Company as of the close of business on the Closing Date. If applicable Law does not permit such Company to close its taxable year on the Closing Date, the Taxes, if any, attributable to such Straddle Period shall be allocated: (i) to the Sellers for the period up to and including the close of business on the Closing Date; and (ii) to the Buyer for the period subsequent to the Closing Date, pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of such Company as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e)       Notwithstanding any other provisions hereof, if an audit or other proceeding is commenced, and an adjustment is proposed or any other claim is made by any Governmental Entity with respect to a Tax Liability of any Company solely relating to a Pre-Closing Period, including, but not limited to, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (a “Tax Claim”), the Buyer shall promptly notify the Seller Representative of such Tax Claim. The Sellers shall have the right to handle, defend, conduct and control any such Tax Claim; provided, that the Sellers shall consult periodically with the Buyer as to strategic and tactical issues for pursuing or defending any Tax Claim. Neither the Seller Representative nor any Seller shall have the right to compromise or settle any such Tax Claim which would result in any increased Tax Liability for any Company or Buyer in any post-Closing Tax period without the prior written consent of the Buyer.

(f)       Any refunds (and any interest received thereon) of any Tax imposed on any Company for any Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (determined in accordance with Section 7.1(d)) shall be payable to the Sellers. Any other refunds of any Tax imposed on any Company (and any interest received thereon) shall be the property of such Company and shall inure to the benefit of Buyer.

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(g)       Following the Closing, the Buyer and the Sellers shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to Liability for Taxes of any Company. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. The Buyer and the Sellers shall preserve and cause to be preserved all information, Tax Returns, books, records and documents relating to any Liabilities for Taxes of any Company with respect to a taxable period until the later of sixty (60) days after the expiration of all applicable statutes of limitations and extensions thereof; or the conclusion of all litigation with respect to Taxes for such period.

7.2       Certain Transfer Taxes. All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes and fees (including any related penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be timely paid by the Sellers when due, and the Sellers shall, at their sole expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Article VIII:
INDEMNIFICATION

8.1       Survival of Representations and Warranties; Indemnification Obligations.

(a)       Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date, except that: the representations and warranties (collectively, the “Fundamental Representations”) set forth in Section 3.1 (Existence; Good Standing), Section 3.2 (Capitalization; Subsidiaries), Section 3.3 (No Conflict), Section 3.8 (Taxes), Section 3.9 (Employee Benefit Plans), Section 3.12 (Intellectual Property) Section 3.13 (Environmental Matters), Section 3.16 (Anti-Corruption and Anti-Bribery), Section 3.27 (FFCRA Compliance), Section 3.28 (PPP Loans), Section 4.1 (Authority; Enforceability), Section 4.2 (Title to Shares) and Section 4.3 (Brokers), Section 4.5 (Taxes) and Section 4.6 (S Shareholder Status) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations for the matters described in such representations and warranties plus any extensions or waivers thereof. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in writing by notice from the Indemnified Party seeking indemnification under this Agreement to an Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims and any other claim(s) reasonably related thereto shall survive until finally resolved.

(b)       Subject to the other provisions of this Article VIII, the Sellers shall jointly and severally indemnify and hold harmless the Buyer and each of its Affiliates (which, following the Closing, shall include each of the Companies) and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Buyer Indemnified Party”) from and against, and pay to the Buyer Indemnified Parties, any and all Losses, whether or not involving a Third Party Claim, incurred or sustained, directly or indirectly, based upon, relating to, arising out of, with respect to or by reason of:

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(i)       any breach of, or inaccuracy in, or any allegation of any third party that, if true, would be a breach or inaccuracy of, any representation or warranty made by the Sellers in this Agreement;

(ii)       any breach of, or failure of any Seller to perform, any covenant agreement or obligation of any Seller in this Agreement;

(iii)       any Transfer Taxes;

(iv)       any Taxes of any Company or any Seller with respect to any Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period. For the avoidance of doubt, the indemnification rights under this Section 8.1(b) shall be in addition to the indemnification rights relating to the Sellers’ representations and warranties set forth in Section 3.8 (Taxes);

(v)       any amounts owed to or recoverable by the Buyer under Section 2.2(d).

(vi)       any Transaction Fees to the extent not reflected in the Flow of Funds Memorandum;

(vii)       any Funded Indebtedness (other than Assumed Indebtedness) to the extent not reflected in the Flow of Funds Memorandum;

(viii)       COVID-19 Liabilities;

(ix)       the Company PPP Loans, including, without limitation, any non-compliance with any Company PPP Loan or with the CARES Act, any litigation arising in respect thereof or in relation thereto, any audit, review or investigation pertaining to any Company PPP Loan, and any retroactive determination of ineligibility with respect to any Company PPP Loan or reversal of forgiveness granted in respect thereof;

(x)       any Shareholder Claim;

(xi)       the Wenzel Phantom Share Agreement;

(xii)       any Environmental and Occupational Safety and Health Liability; and

(xiii)       the matters set forth on Schedule 8.1(b)(xiii).

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(c)       In the absence of fraud or intentional misrepresentation, the Sellers shall not be required to indemnify any Buyer Indemnified Party with respect to a claim for indemnification pursuant to Section 8.1(b)(i) unless and until the cumulative aggregate amount of all indemnifiable Losses which may be recovered by the Buyer Indemnified Parties pursuant to Section 8.1(b)(i) exceeds $50,000, in which event the Sellers will be liable for all such indemnifiable Losses from the first dollar; provided, however, that the limitations set forth in this Section 8.1(c) shall not apply to indemnification obligations with respect to any Fundamental Representations.

(d)       In the absence of fraud or intentional misrepresentation, no Seller shall be required to indemnify any Buyer Indemnified Party with respect to a claim for indemnification pursuant to Section 8.1(b)(i), for any amount of indemnifiable Losses in excess of $2,500,000 (the “Cap”); provided, however, that the Cap shall not apply to Losses related to Fundamental Representations. In the absence of fraud or intentional misrepresentation, the Sellers shall not be required to indemnify any Buyer Indemnified Party with respect to a claim for indemnification pursuant to Section 8.1(b)(i) for any amount of indemnifiable Losses in excess of the Purchase Price.

(e)       Subject to the other provisions of this Article VIII, the Buyer shall indemnify and hold harmless each Seller (the “Seller Indemnified Party”) from and against, and pay to the Seller Indemnified Parties, any and all Losses, whether or not involving a Third Party Claim, actually incurred (and as incurred) by such Seller Indemnified Party, incurred or sustained, directly or indirectly, based upon, relating to, arising out of, with respect to or by reason of

(i)        any breach of, or inaccuracy in, any representation or warranty concerning the Buyer contained in Article V; or

(ii)       any breach of, or failure of the Buyer to perform, any covenant agreement or obligation of the Buyer in this Agreement.

(f)       Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “material adverse effect” or similar qualifiers as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation and warranty.

8.2       Indemnification Claim Procedures.

(a)       Promptly after obtaining actual knowledge of any matter that a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”), acting in good faith, reasonably believes will entitle the Indemnified Party to indemnification from the other party (the “Indemnifying Party”) under Section 8.1(b) or Section 8.1(e), as applicable, the Indemnified Party shall promptly provide to Indemnifying Party notice describing the matter in reasonable detail, including the nature of the Claim, the basis for the indemnification obligation and the Losses resulting therefrom (a “Notice of Claim”); provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of such Indemnifying Party’s Liabilities hereunder except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party.

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(b)       For Claims for indemnification under this Article VIII other than those relating to Third Party Claims (as defined below), the Indemnifying Party shall have fifteen (15) days after its receipt of the Notice of Claim to respond to the claim(s) described therein. Such response shall set forth, in reasonable detail, the Indemnifying Party’s objection(s) to the Claim(s) and its bases for such objection(s). If the Indemnifying Party fails to provide such a response with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim. If the Indemnifying Party provides its response within such time period, the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the Claim(s) for a period of not less than twenty (20) Business Days after such response is provided. If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect solely to the unresolved Claim(s), subject to the provisions of this Article VIII. The Indemnifying Party shall pay any amounts determined to be owed to the Indemnified Party in accordance with this Article VIII in cash as soon as reasonably practicable after any such determination.

8.3       Third Party Claims.

(a)       If a third party commences a lawsuit or arbitration against an Indemnified Party with respect to any matter that the Indemnified Party might make a claim for indemnification against any Indemnifying Party under this Article VIII (a “Third-Party Claim”), then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure and such failure continues for more than thirty (30) days after the Indemnified Party’s receipt of such Third-Party Claim.

(b)       Upon receipt of the notice described in Section 8.3(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, a claim by any Governmental Entity, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnified Party does not have additional defenses to the Third-Party Claim not available to the Indemnifying Party, (viii) the Indemnified Party has determined that an adverse determination with respect to the Third-Party Claim would not be materially detrimental to or materially injure the Indemnified Party’s reputation or business, (ix) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently, and (x) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

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(c)       So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.3(b), the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be withheld unreasonably.

(d)       If any condition in Section 8.3(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including reasonable attorneys’ fees and expenses (provided, however, that in the event there are more claims between the Parties than just the Third-Party Claim, the Indemnified Party shall separately track and account for those costs, including any attorneys’ fees and expenses, directly related to the Third-Party Claim); and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.

8.4       Rights Not Affected by Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants or agreements in this Agreement or any agreement, document or certificate delivered hereunder shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation of warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants or agreements.

8.5       No Right of Contribution. No Seller shall have a right of contribution or other recourse against any Company or any of its directors, officers, employees, Affiliates, agents, representatives, assigns or successors for any Third Party Claims asserted by the Buyer Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of each Company are solely for the benefit of the Buyer Indemnified Parties.

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8.6       Right to Set-Off. The Buyer shall have the right to set-off any amount that is determined pursuant to this Article VIII to be payable by the Sellers to any Buyer Indemnified Party against (i) the Escrowed Shares, valued for the purpose of set-off as set forth in Section 2.6(a)(iii), provided that the amount of such set-off(s) has been determined pursuant to a final judgment or mutual agreement of the Parties, until the Escrowed Shares are exhausted or are otherwise disbursed to the Sellers under the terms of this Agreement and (ii) any sums otherwise payable to the Sellers.

8.7       Exclusive Remedy. This Article VIII will provide the exclusive legal remedy for the matters covered by this Article VIII, except for claims based upon fraud or intentional misrepresentation. This Article VIII will not affect any equitable remedy available to any Party.

Article IX:
Restrictive Covenants and release

9.1       Restrictive Covenants. Recognizing the Buyer’s need to protect the goodwill of the Business being purchased and to induce the Buyer to purchase the Business and the Purchased Shares, each of the Majority Shareholders covenants and agrees with the Buyer that, if the transactions contemplated hereby are closed, no Majority Shareholder will directly or indirectly (including through an Affiliate of any Majority Shareholder) and shall cause its Affiliates to not, for the Restraint Period (as defined below):

(a)       within the Restraint Area (as defined below), compete with any Company or the Buyer with respect to the Business as presently or previously conducted by any Company; provided that such Majority Shareholder shall not be deemed in breach of this Section 9.1(a) for its passive ownership of up to one percent (1.0%) of the equity securities of a publicly-traded company;

(b)       solicit, divert, or take away or attempt to solicit, divert or take away from the Buyer or its Affiliates, for the benefit of any other Person, any customer of the Buyer or its Affiliates that was a customer of any Company as of the Closing Date or at any time within two (2) years prior to the Closing Date;

(c)       solicit for hire (whether as an employee or independent contractor) any employee or full-time independent contractor of the Business, or encourage any such employee or full-time independent contractor to terminate his or her relationship with the Business;

(d)       induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Business to cease doing business with the Business, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Business (including making any negative statements or communications about the Buyer or any of its Affiliates including the Companies); or

(e)       divert or attempt to divert any or all of the Buyer’s or its Affiliates’ customers’ or suppliers’ business with such Person from such Person in violation of this Agreement or applicable Law (including the violation of any trade secrets law).

(f)       As used herein the term “compete” shall include engaging in competition, whether by the sale of products or services, directly or indirectly, as a proprietor, principal, agent, representative, employee, consultant, partner, or equityholder.

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(g)       As used herein, the term “Restraint Area” means the United States, its territories and any other territory or country where the Company conducts or has conducted business in the two (2) years preceding the Closing Date, as evidenced by the Companies’ records. For the avoidance of doubt, the Parties hereby acknowledge and agree that the Buyer has a substantial and legitimate business interest throughout the Restraint Area.

(h)       As used herein, the term “Restraint Period” means the period of two (2) years following the Closing Date.

9.2       Protection of Confidential Information. Recognizing the Buyer’s need to protect the goodwill of the Business being purchased and to induce the Buyer to purchase the Business and the Purchased Shares, each Seller covenants and agrees with the Buyer that, if the transactions contemplated hereby are closed, no Seller will disclose or use or otherwise exploit for any Seller’s own benefit, for the benefit of any other Person, or for the benefit of any competitor of any Company, or to harm or damage the Buyer or the Business, any Confidential Information (as hereinafter defined). The covenant contained in this Section 9.2 shall survive for a period of five (5) years following the Closing Date; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, the obligations of confidentiality and nondisclosure as set forth in this Section 9.2 shall continue to survive after said five-year period to the greatest extent permitted by applicable law. The rights of the Buyer contained in this Section 9.2 are in addition to those rights the Buyer has under the common law or applicable statutes for the protection of trade secrets.

As used herein, the term “Confidential Information” shall mean and include all information, data and know-how of any Company used or useful in the Business and not generally known by a competitor of any Company (whether or not constituting a trade secret), including, without limitation, technical or non-technical data, formulas, patterns, compilations, mechanical and electrical designs, programs, applets, subroutines, libraries, objects and classes of objects, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers. Confidential Information shall not include any data or information that is publicly available or becomes publicly available through no action or fault of any Seller. In the event that any Seller shall be legally compelled or required by any Governmental Entity to disclose any Confidential Information, the Seller Representative shall promptly provide written notice to the Buyer to enable the Buyer to seek a protective order, in camera process or other appropriate remedy to avoid public or third-party disclosure of such Confidential Information. In the event that such protective order or other remedy is not obtained, the applicable Seller shall furnish only so much of such Confidential Information that he or she is legally compelled to disclose and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. The Seller shall cooperate with and assist Buyer in seeking any protective order or other relief requested by Buyer; Buyer shall reimburse to the Seller all reasonable expenses incurred by the Seller, including reasonable attorneys’ fees, in cooperating and assisting the Buyer hereunder.

9.3       Remedies. Each Seller acknowledges that irreparable loss and injury would result to the Buyer or the Companies upon any breach of any of the covenants contained in Section 9.1 or 9.2 and that damages arising out of such breach would be difficult to ascertain. Each Seller agrees that, in addition to all the remedies provided at law or at equity the Buyer may petition and seek from a court of law or equity, without bond, both temporary and permanent injunctive relief to prevent a breach by the Sellers of any such covenant.

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9.4       Blue-Penciling. If any court determines that any one or more of the restrictive covenants contained in Sections 9.1 or 9.2, or any part thereof, is unenforceable because of the duration of such provision or the territory covered thereby, such court shall have the power to reduce the duration or territory of such provisions, and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

9.5       Independence. The covenants on the part of the Sellers contained in this Article IX shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

9.6       Reasonable Restraint. It is agreed by the parties that the covenants on the part of the Sellers contained in this Article IX are necessary for the legitimate business interests of Buyer and impose a reasonable restraint on the Sellers in light of the activities and business of Buyer on the date of the execution of this Agreement.

9.7       Release.

(a)       Each Seller hereby forever fully and irrevocably releases each Company and its Subsidiaries (if any), Affiliates, predecessors, successors, assigns and past and present stockholders, directors, officers, employees, agents and representatives (collectively, the “Released Parties”) from any and all actions, arbitrations, suits, petitions, appeals, demands, hearings, demand letters, inquiries, charges, sanctions, customer complaints, claims (both under contract or in tort), liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements (collectively, “Seller Claims”), whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller now has, has ever had or may hereafter have against the Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, whether from such Seller’s status as a shareholder, director, officer, employee, creditor or otherwise of the Released Parties (including, without limitation, Seller Claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses), including, but not limited to, any rights to indemnification or reimbursement from any of the Released Parties, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to Seller Claims pending on, or asserted after, the Closing Date (collectively, the “Released Claims”). Notwithstanding the foregoing, the foregoing release shall not operate to release (i) any claim of any Seller against the Released Parties to enforce the provisions of this Agreement or any other Transaction Document or (ii) any claim for insurance benefits under any employee insurance benefit plan, to the extent arising in the ordinary course since any Company’s last payroll, or insurance benefit payment to such Seller, as the case may be.

(b)       Each Seller hereby irrevocably agrees to refrain from, directly or indirectly, asserting any Released Claim or commencing, instituting or causing to be commenced any proceeding of any kind in any court or before any tribunal against any Released Party, based upon any Released Claim.

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Article X
CONDITIONS TO CLOSING

10.1       Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

10.2       Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the Fundamental Representations of the Sellers, the representations and warranties of the Sellers contained in this Agreement and the Transaction Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Sellers shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Buyer shall have received a certificate signed by the Sellers, dated as of the Closing Date, certifying with respect to the foregoing matters in this Section 10.2(a).

(b)       The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by the Sellers prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects. The Buyer shall have received a certificate signed by the Sellers, dated as of the Closing Date, certifying with respect to the foregoing matters in this Section 10.2(b).

(c)       No Proceeding shall have been commenced against any of the Sellers or the Companies, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)       All approvals, consents and waivers that are listed on Schedule 2.4(a)(x) shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

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(e)       Buyer shall have received the Audited Financial Statements with an unqualified opinion from the Auditor.

(f)       From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)       The Buyer shall have received from the Sellers all documents, certificates, instruments and any and all other deliverables required to be delivered by the Sellers in accordance with and pursuant to Section 2.4(a).

10.3       Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the Fundamental Representations of the Buyer, the representations and warranties of the Buyer contained in this Agreement and the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date. The Seller shall have received a certificate signed by the Buyer, dated as of the Closing Date, certifying with respect to the foregoing matters in this Section 10.3(a).

(b)       The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects. The Sellers shall have received a certificate signed by the Buyer, dated as of the Closing Date, certifying with respect to the foregoing matters in this Section 10.3(b).

(c)       No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)       The Sellers shall have received from the Buyer all documents, certificates, instruments and any and all other deliverables required to be delivered by the Buyer in accordance with and pursuant to Section 2.4(b).

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Article XI
TERMINATION

11.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of the Sellers and the Buyer;

(b)       by the Buyer by written notice to the Seller Representative if:

(i)       the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article X and such breach, inaccuracy or failure has not been cured by the Sellers within twenty (20) days of the Seller Representative’s receipt of written notice of such breach from the Buyer; or

(ii)       any of the conditions set forth in Section 10.1 or Section 10.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)       by the Seller Representative by written notice to the Buyer if:

(i)       no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article X and such breach, inaccuracy or failure has not been cured by the Buyer within twenty (20) days of Buyer’s receipt of written notice of such breach from the Seller Representative; or

(ii)       any of the conditions set forth in Section 10.1 or Section 10.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)       by the Buyer or the Sellers in the event that (i) there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence) and (ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

11.2       Auditor Expense Amount Reimbursement. If the Buyer terminates this Agreement pursuant to Section 11.1 as a result of the Sellers’ inability to deliver the Audited Financial Statements with an unqualified opinion from the Auditor, the Companies shall repay the Auditor Expense Amount in full to the Buyer by wire transfer of immediately available funds within five (5) Business Days of the termination of this Agreement.

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11.3       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)       as set forth in this Article XI or Article XII; and

(b)       that nothing herein shall relieve any party hereto from liability for any fraud, intentional misrepresentation or willful breach of any provision hereof.

Article XII
GENERAL PROVISIONS

12.1       Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date: (a) three (3) Business Days after such notice is sent by registered U.S. mail, return receipt requested; (b) one (1) Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery; (c) one (1) Business Day after delivery of such notice in person; (d) on the date of transmission if such notice is sent via electronic mail and receipt is confirmed by the recipient or no failure message is generated; and (e) the date such notice is received by that Party; in each case to the appropriate address or email address below (or to such other address or email address as a Party may designate by notice to the other Parties):

(a)       if to the Sellers or the Seller Representative:

[Insert Name of Applicable Seller]

c/o Sam Andras, Seller Representative

7937 S. Quemoy Way

Aurora, CO 80016

Email:

with a copy (which shall not constitute notice) to:

Miller & Law, P.C.

1900 W. Littleton Boulevard

Littleton, CO 80120

Attn: David B. Law

Email: dbl@millerandlaw.com

(b)       if to the Buyer, to:

urban-gro, Inc.

1751 Panorama Point, Unit G

Lafayette, CO 80023

Attn: Daniel Droller

Email: dan.droller@urban-gro.com

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with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

4140 Parklake Avenue, Second Floor

Raleigh, NC 27612

Attn: David Mannheim

Email: david.mannheim@nelsonmullins.com

A Party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other Parties.

12.2       Fees and Expenses. Each Party agrees to pay any and all expenses, fees and costs (including, legal, accounting and consulting expenses, fees and costs) incurred by it in connection with the transactions contemplated by this Agreement and any and all fees, commissions, compensation, reimbursement or other amounts due to any investment banker, broker or finder (or Person who performs a similar function) who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the transactions contemplated by this Agreement; provided that any and all expenses, fees and costs (including, legal, accounting and consulting expenses, fees and costs) incurred by any Company shall be deemed to be paid by the Sellers at the Closing.

12.3       Counterparts. This Agreement may be signed in any number of counterparts (including by way of electronic transmission), each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively. This Agreement shall become effective and be deemed to have been executed and delivered by both Parties at such time as counterparts hereto shall have been executed and delivered by both Parties, regardless of whether both Parties have executed the same counterpart. Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.4       Waivers. No purported waiver of any provision of this Agreement shall be binding upon any of the Parties unless upon the Party providing such waiver has duly executed and delivered to the other Parties a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

12.5       Amendments. No purported amendment to any provision of this Agreement shall be binding upon the Parties unless the Buyer and the Sellers have each duly executed a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended.

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12.6       Entire Agreement. This Agreement, together with the Companies Disclosure Schedule hereto, the other Transaction Documents and any other documents expressly referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the Parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by the Parties.

12.7       Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to such Parties provided by, such provision, or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

12.8       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

12.9       Consent to Jurisdiction. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN A FEDERAL COURT LOCATED IN COLORADO, OR IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM WHICH IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE. EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY SUCH FORUM IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS.

12.10       Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.10.

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12.11       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, estates and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Notwithstanding the immediately preceding sentence, without the prior written consent of the Sellers, the Buyer may at any time, in its sole discretion, assign, in whole or in part, its rights under this Agreement and any other Transaction Documents for collateral security purposes to any lender providing financing to it or any of its Affiliates. Subject to the preceding sentences of this Section 12.11, this Agreement will be binding upon the Parties and their respective successors, heirs, estates and permitted assigns and shall inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, estates and permitted assigns.

12.12       Remedies. Except as otherwise expressly provided in Article VIII, each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A Party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such Party. The prevailing Party in any Proceeding to enforce any provision of this Agreement shall be entitled to recover from the losing party (or parties) all reasonable attorneys’ fees and expenses.

12.13       Third Party Beneficiaries. No Person other than the Buyer, the Seller Representative and the Sellers is or is intended to be a beneficiary of this Agreement, other than the Buyer Indemnified Parties and successors, heirs, estates and assigns of the Parties permitted as provided in Section 12.11.

12.14       Further Assurances. At any time and from time to time after the Closing, each of the Parties, at their own cost and expense, in good faith and in a timely manner, shall use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the transactions contemplated by this Agreement.

12.15       Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Unless otherwise expressly specified in this Agreement:

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(a)       the words “hereof,” “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)       the words “includes” and “including,” and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)       the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)       words using the singular or plural number shall also include the plural or singular number, respectively;

(e)       the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement;

(f)       the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(g)       references to a Person shall include the successors, heirs, estates and assigns thereof; and

(h)       references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement.

12.16       Appointment of Seller Representative.

(a)       Designation. The Seller Representative is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters set forth in this Agreement and the Escrow Agreement to be performed by the Seller Representative.

(b)       Authority. By the approval of this Agreement, the Sellers hereby irrevocably constitute and appoint the Seller Representative as the representative, agent, proxy and attorney-in-fact for each of the Sellers for all purposes authorized under this Agreement and the Escrow Agreement, including the full power and authority on the Sellers’ behalf (i) to consummate the transactions contemplated in this Agreement; (ii) to pay the Seller Representative’s expenses incurred in connection with the negotiation and performance of this Agreement and the Escrow Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Purchased Shares and execute such further instruments of assignment as the Buyer shall reasonably request; (v) to negotiate, execute and deliver on behalf of such Seller any amendment or waiver hereto or to the Escrow Agreement; (vi) (A) to dispute or refrain from disputing, on behalf of such Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby (including the Escrow Agreement), any claim made by the Buyer under this Agreement or other agreements contemplated hereby (including the Escrow Agreement), (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby (including the Escrow Agreement), and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby (including the Escrow Agreement) and paying any fees related thereto; (viii) to take all other actions to be taken by or on behalf of such Seller in connection herewith including any action to enforce the rights of such Seller hereunder; and (ix) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement, the Escrow Agreement or any other agreement contemplated hereby. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

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(c)       Reliance. Each Seller agrees that the Buyer shall be entitled to rely on any action taken by the Seller Representative, on behalf of such Seller, pursuant to Section 12.16(b) (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.

(d)       Acceptance. The Seller Representative hereby accepts the foregoing appointment and agrees to serve as Seller Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Sellers of fees and expenses incurred by Seller Representative in his capacity as such. The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement between the Sellers. The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall indemnify and hold the Seller Representative harmless from and against any loss, liability or expense incurred without negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

[remainder of page intentionally left blank; signature page(s) follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement as of the date first set forth above.

SELLERS:

/s/ Sam Andras
Sam Andras

/s/ Scott Allen
Scott Allen

/s/ Michael Starr
Michael Starr

/s/ Geoff McKinney
Geoff McKinney

/s/ Sandra Schaaf
Sandra Schaaf

/s/ Emily Flournoy
Emily Flournoy

/s/ Sara Flora
Sara Flora

SELLER REPRESENTATIVE:

/s/ Sam Andras
Sam Andras

[Stock Purchase Agreement]

BUYER:

Urban-Gro Architect Holdings, LLC

By:	/s/ Richard Akright
Name:	Richard Akright
Title:	Chief Executive Officer

PARENT:

URBAN-GRO, INC.

By:	/s/ Bradley Nattrass
Name:	Bradley Nattrass
Title:	Chief Executive Officer

[Stock Purchase Agreement]

Exhibit A

Definitions:

“2WRCO” has the meaning set forth in the recitals.

“2WRCO Shareholders” has the meaning set forth in the recitals.

“2WRCO Shares” has the meaning set forth in the recitals.

“2WRGA” has the meaning set forth in the recitals.

“2WRGA Shareholders” has the meaning set forth in the recitals.

“2WRGA Shares” has the meaning set forth in the recitals.

“2WRMS” has the meaning set forth in the recitals.

“2WRMS Shareholders” has the meaning set forth in the recitals.

“2WRMS Shares” has the meaning set forth in the recitals.

“Accountant Representative” has the meaning set forth in Section 2.2(c).

“Accounting Firm” has the meaning set forth in Section 2.2(c).

“Acquisition Proposal” has the meaning set forth in Section 6.4(a).

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, with “control” of a Person meaning the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through contract rights or otherwise, and “controlling” and “controlled” having correlative meanings.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act.

“Agreement” has the meaning set forth in the preamble.

“Asset Transfer Agreement” has the meaning set forth in Section 2.4(a)(vii).

“Assumed Indebtedness” means (i) the Funded Indebtedness of the Companies set forth on Schedule A, (ii) all outstanding or accrued vacation, paid time off or other leave or bonus, incentives, profit sharing or commissions (including the pro rata portion of bonuses, incentives or commissions for any partial periods not completed as of the Closing Date) earned by the employees of the Companies that is unused or unpaid, as applicable, prior to the Closing Date, in each case as set forth on Schedule A, and (iii) any unpaid Taxes owed with respect to periods prior to the Closing Date (including any payments deferred pursuant to the CARES Act, or any other federal, state, local or foreign law), any Tax credits claimed under the CARES Act or the FFCRA for periods prior to the Closing Date that are following the Closing disallowed or otherwise not available to the Companies, and any “advance payment of employer credits” requested on IRS Form 7200 with respect to that portion of the calendar quarter occurring prior to the Closing.

“Attorney-in-Fact” has the meaning set forth in Section 2.6(b).

“Audit Expense Amount” shall mean an amount equal to $75,000 advanced by the Buyer to the Companies to be applied by the Companies to the payment of the fees and expenses of the Companies related to the preparation of the Audited Financial Statements.

“Audited Financial Statements” has the meaning set forth in Section 6.2.

“Auditor” means BF Borgers CPA PC.

“Authorized Action” has the meaning set forth on Section 12.16(c).

“Baseline Closing Statement” has the meaning set forth in Section 2.2(b).

“Business” means the business of the Companies including, but not limited to, the business of providing architectural services, including, but not limited to master planning programming, architectural design, LEED integration, graphics and way-finding, fundraising support, building assessment, Americans with Disability Act surveys and construction administration.

“Business Day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of Delaware generally are closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 8.1(b).

“Calculation Period” has the meaning set forth in Section 2.5(a)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Cares Act Permitted Purposes” means, with respect to the use of proceeds of any Company PPP Loan, the purposes set forth in the CARES Act, provided such purposes are otherwise in compliance with all other provisions or requirements of the CARES Act.

“Cash” means all cash of the Companies on a consolidated basis, calculated in accordance with GAAP. For avoidance of doubt, Cash will be calculated net of escrow amounts or other restricted cash balances.

“Change of Control” has the meaning set forth in Section 2.5(a)(ii).

A-2

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Entity or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that could result in a Loss.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Payment Shares” has the meaning set forth in Section 2.1(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meanings set forth in the recitals.

“Companies 401(k) Plan” means that certain 2WR Partners 401(k) Plan.

“Companies Disclosure Schedule” means the disclosure schedules delivered by the Sellers to the Buyer concurrently with the execution of this Agreement and forming a part hereof.

“Companies Permits” has the meaning set forth in Section 3.15(b).

“Companies Shares” has the meaning set forth in Section 4.2.

“Companies Tangible Property” has the meaning set forth in Section 3.11(d).

“Company PPP Loans” has the meaning set forth in Section 3.28.

“Company-Owned Vehicles” has the meaning set forth in Section 6.10.

“Confidential Information” has the meaning set forth in Section 9.2.

“Contract” means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, quotation, arrangement, letter of agency or other commitment, obligation or instrument, whether written or oral, that is binding or enforceable upon the parties thereto.

“COVID-19 Liabilities” means all Liabilities of any Company arising out of, with respect to or by reason of facts, conditions, events or circumstances occurring on or before the Closing Date and related to the COVID-19 pandemic, including, but not limited to, all such Liabilities arising out of or with respect to or by reason of (i) all obligations under Laws (in effect at or prior to the Closing) adopted in response the COVID-19 pandemic, including, but not limited to (A) applicable provisions of FFCRA, (B) applicable provisions of the CARES Act, (C) any quarantine, stay-at-home, shelter in place, lockdown, social distancing, or similar order issued in response to the COVID-19 pandemic and applicable to any Company and (D) federal, state and local health and safety or employment laws and orders applicable to any Company and (ii) any employees that have tested positive for COVID-19.

A-3

“Definitive Closing Statement” has the meaning set forth in Section 2.2(c).

“Dispute Notice” has the meaning set forth in Section 2.2(c).

“Disputed Receivables Amount” means the aggregate amount of accounts receivable alleged to be owed to any Company in a Proceeding listed on Schedule 3.7 as of the Closing Date.

“Earnout Calculation” has the meaning set forth in Section 2.5(c)(i).

“Earnout Calculation Objection Notice” has the meaning set forth in Section 2.5(c)(ii).

“Earnout Calculation Statement” has the meaning set forth in Section 2.5(c)(i).

“Earnout Payment” has the meaning set forth in Section 2.5(b).

“Earnout Period” has the meaning set forth in Section 2.5(a)(iii).

“Earnout Shares” has the meaning set forth in Section 2.5(e).

“Employee Benefit Plans” is defined in Section 3.9(a).

“Employment Agreements” has the meaning set forth in Section 2.4(a)(iv).

“Environmental and Occupational Safety and Health Liability” means any Liability that is or may be imposed on the Buyer or any of its Affiliates or any of their assets that arises from or under any Environmental Law or Occupational Safety and Health Law with respect to the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Companies or the Business, including those consisting of or relating to:

(a)       any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)       any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)       financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or

(d)       any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

A-4

“Environmental Authority” shall mean any federal, state, regional, county or local government, agency or authority or any court in each case having judicial, regulatory or administrative authority under Environmental Laws.

“Environmental Conditions” shall mean any environmental contamination or pollution or threatened contamination or pollution of, or the Release or threatened Release of Hazardous Materials into, the surface water, groundwater, surface soil, subsurface soil, air and land.

“Environmental Laws” shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same have been amended from time to time: CERCLA, RCRA, the Clean Air Act (42 U.S.C. 7401 et seq.), and the Clean Water Act (33 U.S.C. 1251 et seq.).

“Environmental Permits” shall mean all Permits required under or issued pursuant to Environmental Laws.

“Environmental Reports” has the meaning set forth in Section 3.13(b).

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of a Governmental Entity before which any Proceeding therefor may be brought.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” is defined in Section 3.9(a).

“ERISA Plans” is defined in Section 3.9(a).

“Escrow Agent” means Equiniti Trust Company.

“Escrowed Shares” has the meaning set forth in Section 2.1(c)(i).

“Estimated Assumed Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.2(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Excess Amount” has the meaning set forth in Section 2.2(d).

A-5

“Excess Payment” has the meaning set forth in Section 2.2(d).

“Exchange” means the Nasdaq Capital Market exchange.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Final Purchase Price” has the meaning set forth in Section 2.2(d).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 2.1(a).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Funded Indebtedness” means the sum of (i) all amounts owing under any Indebtedness of any of the Companies (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with prepayment),(ii) all long-term obligations to contractors or consultants of the Companies (to the extent not already included in Indebtedness) and (iii) all amounts required to obtain the release of Liens in favor of any party on any assets of the Companies.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent with the Companies’ historical practice.

“Government Contract” has the meaning set forth in Section 3.23.

“Governmental Entity” means any government (including, but not limited to, any United States or foreign federal, state, provincial, municipal or county government), any political subdivision thereof, any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative branch, department, commission, body, agency, authority or instrumentality of any of the foregoing and any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Hazardous Material” shall mean chemicals, products, compounds, by-products, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, petroleum and petroleum products.

“Income Taxes” means any federal, state, local or foreign Tax that, in whole or in part, is based on, measured by or calculated by reference to net income, profits or gains, including any state or local franchise Tax, and including any interest, penalty or addition thereto, whether disputed or not.

A-6

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock or equity of such Person; (vii) all obligations of such Person under any deferred or incentive compensation plan; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (x) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), provided, however, that trade accounts payable or operating leases arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money) shall not be “Indebtedness” hereunder.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Initial Purchase Price” has the meaning set forth in Section 2.1.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, (vi) all database rights, (vii) all design rights and registered designs and all documentation and media constituting or describing any of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered), and (viii) all other proprietary rights, including all moral rights, pertaining to any product or service designed, manufactured, sold, distributed, marketed, used, performed, employed or exploited, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, owned by or registered in the name of any Person or in which any Person has any rights, licenses or immunities.

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“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Companies.

“Key Employees” means Sam Andras, Michael Starr, Geoff McKinney and Scott Allen.

“Knowledge of the Companies” and correlative phrases such as “the Companies’ Knowledge” means the actual and constructive knowledge of the Majority Shareholders and each officer of the Companies after reasonable inquiry.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, binding directive or decree of any kind of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto).

“License” has the meaning set forth in Section 3.12(e).

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or lien, other than: (a) mechanics’, materialmen’s and similar liens not yet due and payable; (b) liens for Taxes not yet due and payable; (c) liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; and (d) purchase money liens and license securing rental payments under capital lease arrangements.

“Loss” or “Losses” means any claim, Liability, obligation, deficiency, damage (including incidental, consequential and punitive damages), penalty, fine, assessment, cost (including any opportunity cost), settlement payment, Tax, diminution in value, expense, fee, court costs or attorneys’ fees and expenses.

“Majority Shareholders” means Sam Andras, Scott Allen, Michael Starr and Geoff McKinney.

“Management Services Agreement” has the meaning set forth in Section 2.4(a)(v).

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“Material Adverse Effect” means any change or effect that, individually or in the aggregate, has a material adverse effect on the Business, assets, condition (financial or otherwise), prospects or operating results of the Companies on a consolidated basis.

“Material Contracts” has the meaning set forth in Section 3.6.

“Minimum Closing Cash” has the meaning set forth in Section 2.2(a).

“MJ12” has the meaning set forth in the recitals.

“MJ12 Shareholders” has the meaning set forth in the recitals.

“MJ12 Shares” has the meaning set forth in the recitals.

“Notice of Claim” has the meaning set forth in Section 8.2(a).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Business (including with respect to quantity and frequency).

“Organizational Documents” of a Person means: (a) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Entity, which filing forms or organizes the Person; and (b) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Entity, which organize and/or govern the internal affairs of such Person, in the case of each of clause (a) and (b) above, as in effect at the time in question.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 2.1(c).

“Parent SEC Reports” has the meaning set forth in Section 5.5(a).

“Parent Shares” has the meaning set forth in Section 2.5(e).

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permit” means any franchise, license, approval, authorization, certificate of public convenience and necessity, waiver, certification or permit issued or granted by any Governmental Entity.

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“Person” includes an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Governmental Entity or any other entity or association of any kind.

“PPP Escrow Agreement” has the meaning set forth in Section 2.1(d).

“PPP Lender” has the meaning set forth in Section 2.1(d).

“PPP Loan” has the meaning set forth in Section 3.28.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Proceeding” means any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Entity or any other Person.

“Purchase Price” means an amount equal to $7,100,000 less (i) the Assumed Indebtedness as set forth on the Definitive Closing Statement plus (ii) the amount, if any, by which the Working Capital as set forth on the Definitive Closing Statement is greater than the Working Capital Target less (iii) the amount, if any, by which the Working Capital as set forth on the Definitive Closing Statement is less than the Working Capital Target less (iv) the amount, if any, by which the Companies’ Cash as of the Closing as set forth on the Definitive Closing Statement is less than the Minimum Closing Cash.

“Purchased Shares” has the meaning set forth in the recitals.

“Qualified Leave Wages” means, collectively, any “qualified sick leave wages” and any “qualified family leave wages” as defined in sections 7001 and 7003 of the FFCRA.

“Qualified Health Plan Expenses” has the meaning provided in section 7001 of the FFCRA.

“Quarterly Gross Profit” has the meaning set forth in Section 2.5(a)(iv).

“Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping.

“Restraint Area” has the meaning set forth in Section 9.1(g).

“Restraint Period” has the meaning set forth in Section 9.1(h).

“Restricted Party” means a Person (a) that is, or is owned or controlled by a Person that is, listed on a Sanctions List; (b) located or resident in any country or territory, or organized under the laws of any jurisdiction that is, or whose government is the subject of Sanctions broadly prohibiting dealings with such government, country or territory, or a Person that is, or is owned or controlled by Persons that are, the target of Sanctions; (c) with which any of the Companies or the business or operations conducted by it is prohibited by Sanction from dealing or otherwise engaging in any transaction; or (d) acting or purporting to act on behalf of any of the Persons listed in clauses (a) through (c) above.

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“Review Period” has the meaning set forth in Section 2.5(c)(ii).

“Sample Working Capital Calculation” has the meaning set forth in Section 2.2(a).

“Sanctions” means any trade, financial or other economic sanctions Laws, embargoes, or restrictive measures administered, enacted, imposed, or enforced by any Sanctions Authority.

“Sanctions Authority” means (a) the United States government; (b) Canada; (c) the United Nations (including the United Nations Security Council); (d) the European Union; (e) the United Kingdom; (f) the respective Governmental Entities of any of the foregoing, including OFAC, BIS the United States Department of State and Her Majesty’s Treasury; and (g) any Governmental Entity with similar sanctions authority.

“Schedule Supplement” has the meaning set forth in Section 6.5(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 8.1(e).

“Seller Representative” has the meaning set forth in the preamble.

“Sellers Allocation Schedule” has the meaning set forth in Section 2.1(c)(ii).

“Share Transfer Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Shareholder Claim” means any Claim by, with respect to or arising in connection with, any current or former holder of capital stock, option or any other equity or debt security of any of the Companies concerning any matter, fact or event that existed or occurred or may have existed or occurred at any time through and including the Closing Date.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Straddle Period” has the meaning set forth in Section 7.1(b).

“Subsidiary” means any Person with respect to which any of the Companies has or had the power to vote or direct the voting of sufficient securities to be able to elect the board of directors or similar body.

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“Tax” or “Taxes” means (a) any foreign, United States federal, state or local tax, including but not limited to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, capital, value added, transfer, franchise, profits, excess profits, license, withholding, payroll, employment, FICA, FUTA, social security, unemployment, stamp, escheat, excise, severance, real property, personal property, intangible property, inventory, healthcare or healthcare insurance (including any payments required by the Affordable Care Act), occupation, unclaimed property, insurance, premium, environmental or windfall profit tax, customs, duty or other tax or penalty, fine, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalty, addition to tax or additional amount imposed by any applicable law or Governmental Entity, whether disputed or not, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, including but not limited to, pursuant to Treasury Regulations Section 1.1502-6 or other similar provisions under applicable Laws, (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing or tax allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any Liability for the payment of any of the foregoing types as a successor, transferee, by operation of law, pursuant to Contracts or otherwise.

“Tax Authority” means any Governmental Entity with authority relating to the imposition, collection and/or administration of any Tax.

“Tax Claim” has the meaning set forth in Section 7.1(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any information return or report with respect to backup withholding and other payments to third parties, and including any schedule or attachment thereto and any amendment thereof.

“Tax Statement” has the meaning set forth in Section 7.1(b).

“Termination Date” means August 31, 2021, provided that Buyer may extend the Termination Date by thirty (30) days by providing written notice to the Seller Representative prior to August 31, 2021.

“Third-Party Claim” has the meaning set forth in Section 8.3.

“Transaction Documents” means this Agreement and all other documents, agreements or certificates required to be executed by the Sellers, the Seller Representative or any of the Companies pursuant to this Agreement or the transactions contemplated hereby.

“Transaction Fees” means the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of any of the Companies or the Sellers: (i) the fees and disbursements of, or other similar amounts charged by, counsel to any of the Companies or the Sellers, including those of the Sellers’ counsel; (ii) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by any of the Companies or the Sellers; (iii) all amounts owed by any of the Companies or the Sellers to any current or former employees or Affiliates of such Company for any bonus, commission or accrued vacation; (iv) the Audit Expense Amount, (v) all amounts payable under the Wenzel Phantom Share Termination Agreement; and (vi) all other costs or other expenses incurred by the Sellers in connection with or as a result of the transactions contemplated by this Agreement; provided, however, that Transaction Fees shall not include fees to the Companies’ accountants, attorneys or other Persons providing services to the Companies that would have been incurred by the Companies even if the transactions subject to this Agreement were not undertaken.

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“Transaction Share Price” has the meaning set forth in Section 2.1(c).

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Transferred Entities” means, collectively, 2WRGA, 2WRCO and MJ12.

“WARN Act” means the United States Worker Adjustment and Retraining Act and applicable State Laws and the regulations promulgated under each of the foregoing.

“Wenzel Phantom Share Agreement” means that certain Phantom Share Agreement, by and between 2WRCO and Darcey Faye Wenzel, effective as of February 1, 2020.

“Wenzel Phantom Share Termination Agreement” has the meaning set forth in Section 2.4(a)(xv).

“Working Capital” shall mean (i) the current assets (excluding Cash) of the Companies on a consolidated basis less (ii) the current liabilities of the Companies on a consolidated basis, plus (iii) an amount equal to the greater of (A) all Cash or (B) the Minimum Closing Cash, less (iv) any Disputed Receivables Amount to the extent included in the current assets, in each case calculated in accordance with GAAP and the methods, policies and procedures used to determine the Sample Working Capital Calculation. In the event of any inconsistency between GAAP and the Sample Working Capital Calculation, the Sample Working Capital Calculation shall control.

“Working Capital Target” has the meaning set forth in Section 2.2(a).

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